REVISED PRELIMINARY COPY - SUBJECT TO COMPLETION - DATED AUGUST 26, 1998


                                SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION


CONSENT REVOCATION STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)


Filed by the Registrant {X}

Filed by a Party other than the Registrant {   }

Check the appropriate box:

{X}   Preliminary Proxy Statement (Consent Revocation Statement)
      {   } Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
{  }  Definitive Proxy Statement (Consent Revocation Statement)
{  }  Definitive Additional Materials
{  }  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

{X}   No fee required.

{ } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)   Proposed maximum aggregate value of transactions:
      (5)   Total fee paid.
-----
{  }  Fee paid previously with preliminary materials.
{  }  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:



   REVISED PRELIMINARY COPY-SUBJECT TO COMPLETION, DATED AUGUST 26, 1998



                               AMP LETTERHEAD



                                        __________, 1998



Dear Fellow Shareholder:

            On August 10, 1998 AlliedSignal Inc. commenced an unsolicited tender offer for all shares of common stock of AMP Incorporated. After careful consideration, your Board of Directors, by unanimous vote of the directors present, has determined that AlliedSignal's offer is inadequate, does not reflect the value or prospects of your Company and is not in the best interests of AMP and its relevant constituencies, including its shareholders. The Board's reasons for rejecting AlliedSignal's offer and other important information is set forth in the enclosed Consent Revocation Statement.

            Now, in an acknowledged effort to facilitate its own inadequate offer, AlliedSignal is trying to take complete control of your Company's Board by more than doubling its size and "packing" your Board with seventeen of its own directors and executive officers. They propose to do this by soliciting your approval of five separate consent proposals. In considering AlliedSignal's consent proposals, it is essential to keep in mind that these proposals are designed to benefit the interests of AlliedSignal and its own shareholders--and are not in the interests of AMP and its relevant constituencies, including its shareholders.

            Your Board believes that if AlliedSignal succeeds in electing its nominees as a majority of your Company's directors, conflicts of interest are inevitable and can only be detrimental to the interests of AMP. Given that it is in AlliedSignal's interest to acquire AMP by paying the lowest possible price for your shares, the Board believes that it is extremely unlikely that AlliedSignal's nominees would have any incentive to develop other value creation alternatives. In this connection, it is significant that AlliedSignal's nominees will be indemnified by AlliedSignal "to the fullest extent permitted by Delaware law" if they breach their fiduciary duties to AMP.

            Your Board is acutely aware of its fiduciary duties and will at all times continue to act in a manner consistent with those duties. Unlike the seventeen AlliedSignal directors and executive officers who AlliedSignal wants to put on your Board, our sole obligation is to protect the interests of AMP.

            You can reject AlliedSignal and its efforts to pack your Board and take control of your Company. Simply be sure not to sign AlliedSignal's blue consent card. If you have already signed a blue consent card, you can easily revoke that consent by signing, dating and mailing the enclosed WHITE consent revocation card immediately.

            As always, we will keep you fully informed as events unfold in the coming weeks and months. In the meantime, you can best protect your investment and your Company by not consenting to any of AlliedSignal's consent proposals and by not tendering any of your shares.

            We thank you for your continued trust and support.

                                    Sincerely,


                                    Robert Ripp


                IF YOU HAVE ANY QUESTIONS ABOUT GIVING YOUR
              REVOCATION OF CONSENT OR REQUIRE ANY ASSISTANCE,
                      PLEASE CALL OUR PROXY SOLICITOR:

                         INNISFREE M&A INCORPORATED
                       CALL TOLL FREE: (888) 750-5834
               BANKS AND BROKERS CALL COLLECT: (212) 750-5833


      IF YOU DO NOT SUPPORT THE ALLIEDSIGNAL CONSENT PROPOSALS AND HAVE NOT SIGNED AN ALLIEDSIGNAL CONSENT, YOU MAY SHOW YOUR OPPOSITION TO THE ALLIEDSIGNAL CONSENT PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CONSENT REVOCATION CARD. THIS WILL BETTER ENABLE AMP TO KEEP TRACK OF HOW MANY SHAREHOLDERS OPPOSE THE ALLIEDSIGNAL CONSENT PROPOSALS.



                           REVISED PRELIMINARY COPY
                 SUBJECT TO COMPLETION, DATED AUGUST 26, 1998



                               AMP INCORPORATED
                                P.O. BOX 3608
                           HARRISBURG, PENNSYLVANIA
                                 -----------
                         CONSENT REVOCATION STATEMENT
                BY THE BOARD OF DIRECTORS OF AMP INCORPORATED
                IN OPPOSITION TO THE SOLICITATION OF CONSENTS
             BY ALLIEDSIGNAL INC. AND PMA ACQUISITION CORPORATION
                                 -----------

                             ______________, 1998


      This Consent Revocation Statement and the accompanying WHITE Consent Revocation Card are being furnished by the Board of Directors (the "Board") of AMP Incorporated, a Pennsylvania corporation ("AMP" or the "Company"), to the holders of outstanding shares of AMP's common stock, without par value (the "Common Stock"), in opposition to the solicitation by AlliedSignal Inc. ("AlliedSignal") and its wholly owned subsidiary, PMA Acquisition Corporation ("PMA"), of written consents from the shareholders of AMP.


      On August 4, 1998, AlliedSignal publicly announced its intention to commence an unsolicited offer to purchase all outstanding shares of Common Stock of AMP at a price of $44.50 per share in cash. On August 10, 1998, AlliedSignal through PMA commenced its unsolicited tender offer to purchase all outstanding shares of Common Stock at a price of $44.50 per share (the "AlliedSignal Offer"). On August 20, 1998, AMP's Board, by unanimous vote of the directors present, determined that the AlliedSignal Offer is inadequate, does not reflect the value or prospects of AMP and is not in the best interests of AMP and its relevant constituencies, including its shareholders. Accordingly, the Board, by such unanimous vote, is recommending that AMP shareholders reject the AlliedSignal Offer and not tender any of their shares to AlliedSignal.

      AlliedSignal is also seeking to take control of your Company's Board of Directors by placing 17 of its own directors and executive officers (the "AlliedSignal Nominees") on your Company's Board. The AlliedSignal Nominees, if elected, would constitute a substantial majority of AMP's directors. AlliedSignal proposes to do this by soliciting consents from shareholders of the Company to amend certain provisions of the Company's By-laws, including a proposed By-law amendment that would require the Board to consist of 28 directors (the "Board-Packing Proposal"), thereby more than doubling the size of the Board. At present, AMP's Board consists of 11 directors, so the AlliedSignal Board-Packing Proposal, if approved, would create 17 new vacancies on the Board. AlliedSignal is also soliciting consents to seek to elect the AlliedSignal Nominees to fill all of these 17 new vacancies. If the AlliedSignal Board-Packing Proposal is approved, the AlliedSignal Nominees would run unopposed by any candidate nominated by your Board. Accordingly, a consent in favor of the AlliedSignal proposals is a consent to turn over control of your Board to AlliedSignal. AMP'S BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE ALLIEDSIGNAL CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE BLUE CONSENT CARD SENT TO YOU BY ALLIEDSIGNAL.


      EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED ALLIEDSIGNAL'S BLUE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. EVERY SHARE COUNTS, AND YOUR PROMPT ACTION IS IMPORTANT. PLEASE RETURN THE WHITE CONSENT REVOCATION CARD TODAY.

      IF YOU DO NOT SUPPORT THE ALLIEDSIGNAL CONSENT PROPOSALS AND HAVE NOT SIGNED AN ALLIEDSIGNAL CONSENT, YOU MAY SHOW YOUR OPPOSITION TO THE ALLIEDSIGNAL CONSENT PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CONSENT REVOCATION CARD. THIS WILL BETTER ENABLE AMP TO KEEP TRACK OF HOW MANY SHAREHOLDERS OPPOSE THE ALLIEDSIGNAL CONSENT PROPOSALS.


      IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A WHITE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

      This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to shareholders on or about ____________, 1998.

      If you have any questions about giving your revocation of consent or require assistance, please call Innisfree M&A Incorporated ("Innisfree"), the firm assisting AMP in this solicitation, at the phone numbers shown below:


                          INNISFREE M&A INCORPORATED
                        501 MADISON AVENUE, 20TH FLOOR
                           NEW YORK, NEW YORK 10022
                        CALL TOLL FREE: (888) 750-5834
                 BANKS & BROKERS CALL COLLECT: (212) 750-5833


                                 -----------



                             REASONS FOR OPPOSING
                        THE ALLIEDSIGNAL SOLICITATION

      AlliedSignal is soliciting consents (the "AlliedSignal Consent Solicitation") in favor of five separate proposals, including the Board-Packing Proposal and the proposal to elect the AlliedSignal Nominees to constitute a majority of the members of AMP's Board. Each of the AlliedSignal proposals (the "AlliedSignal Consent Proposals") is set forth below and the text of the proposed amendments to the Company's By-laws (AlliedSignal Consent Proposals 1, 2 and 3) is set forth in Annex 1 hereto:



AlliedSignal PROPOSAL 1.:

      Amend Section 2.2 of Article II of the Company's By-laws to fix the number of directors of the Company at twenty-eight and to provide that
Section 2.2 may be amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares;

AlliedSignal PROPOSAL 2.:

      Amend Section 2.4 of Article II of the Company's By-laws to provide that vacancies on the Board created as a result of a shareholder amendment to the Company's By-laws may be filled only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares and that this amendment to Section 2.4 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares;

AlliedSignal PROPOSAL 3.:

      Amend Section 1.7.2 of Article I of the Company's By-laws to clarify that a shareholder seeking to nominate persons for election to the Board by shareholder action by written consent need not comply with the Advance Notification Provisions and to provide that this amendment to Section 1.7.2 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares;

AlliedSignal PROPOSAL 4.:

      Elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Posses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew
C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert
C. Winters and Henry T. Yang, the AlliedSignal Nominees, to serve as directors of the Company (or, if any AlliedSignal Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as an AlliedSignal Nominee by the remaining AlliedSignal Nominee or Nominees); and

AlliedSignal PROPOSAL 5.:

      Repeal each provision of and amendment to the Company's By-laws adopted subsequent to July 22, 1998 and prior to the effectiveness of the AlliedSignal Consent Proposals and the seating of a sufficient number of AlliedSignal Nominees so that the AlliedSignal Nominees constitute a majority of the Board.

      AlliedSignal has stated that the effectiveness of each of the AlliedSignal Consent Proposals is subject to, and conditioned upon, the adoption of each of the other AlliedSignal Consent Proposals.

      AlliedSignal Consent Proposals 1, 2, 3 and 4, taken together, are designed to enable AlliedSignal to take control of your Company's Board. AlliedSignal Proposal 5 is designed to nullify unspecified By-laws which may be adopted by your Board in its efforts to act in and protect the interests of the Company. As of the date of this Consent Revocation Statement, AMP has not adopted or amended any By-laws subsequent to July 22, 1998.

      As discussed below under the caption "Background," your Board, by unanimous vote of the directors present, has determined that the AlliedSignal Offer is inadequate, does not reflect the value or prospects of AMP and is not in the best interests of AMP and its relevant constituencies, including its shareholders. AlliedSignal's acknowledged purpose in pursuing the AlliedSignal Consent Solicitation is to place seventeen of its own directors and executive officers on your Board, with such AlliedSignal Nominees constituting a significant majority of the members of your Company's Board. AlliedSignal also acknowledges that the AlliedSignal Nominees, if elected, intend to cause your Company to accept the AlliedSignal Offer. While the Board recognizes that the AlliedSignal Nominees, if elected, would have certain state law fiduciary obligations to AMP, the Board firmly believes that the AlliedSignal Nominees, particularly in light of the fact that all of them are directors or executive officers of AlliedSignal, could be expected to act in furtherance of the interests of AlliedSignal.

      The Board believes that if AlliedSignal succeeds in its effort to elect the AlliedSignal Nominees as a majority of your Company's directors, conflicts of interest are inevitable and can only be detrimental to the interests of AMP. Given that it is in AlliedSignal's interest to acquire AMP at the lowest possible cost to AlliedSignal by paying the lowest possible price for AMP's shares, the Board believes that it is extremely unlikely that the AlliedSignal Nominees would have any incentive to develop other value creation alternatives for AMP and its relevant constituencies, including its shareholders. In fact, during the period while AlliedSignal is trying to acquire AMP, it is completely contrary to the interests of AlliedSignal and the AlliedSignal Nominees to take any steps to enhance the value of AMP, including by implementation of the profit improvement program announced by AMP in June 1998 prior to any recent contacts from AlliedSignal and the commencement of the AlliedSignal Offer. In this connection, it is significant that the AlliedSignal Nominees, if elected to AMP's Board, will be indemnified by AlliedSignal "to the fullest extent permitted by Delaware law" if they breach their fiduciary duties to AMP.

            At this critical time for the future of AMP and the value of AMP's shareholders' investment, it is vital that AMP continue to have in place an independent Board of Directors one that will continue to act in the best interests of AMP and its relevant constituencies, including its shareholders, and not be influenced by AlliedSignal's goals or be financially protected by AlliedSignal's indemnification commitments.

      Even if AlliedSignal's Board-Packing Proposal is adopted and the AlliedSignal Nominees are elected, AlliedSignal will not, prior to November 6, 1999, be able to purchase any shares of Common Stock in the AlliedSignal Offer without triggering the exercise of the Rights under the Company's Shareholder Rights Plan. See the section captioned "Shareholder Rights Plan" below. AlliedSignal has stated that one of the conditions to the AlliedSignal Offer is that the Rights have either been invalidated or are otherwise inapplicable. Consequently, if the AlliedSignal Nominees are elected to the Company's Board, AlliedSignal, which is the owner of only 100 shares of your Company's common stock, could gain complete control of your Company and your Board without being in a position to purchase or pay for any AMP shares in the AlliedSignal Offer.

      The Board believes that the Company should continue to be managed by its present directors and officers, who will continue to execute AMP's profit improvement program, and not by the AlliedSignal Nominees. This program, which is fully designed and in the process of being implemented, is expected to result in estimated cost savings of at least $200 million during 1999, and in excess of $300 million annually in the ensuing years. The Board believes that there are substantially higher values inherent in AMP, as the world's largest manufacturer of electrical and electronic connectors, which should be realizable in the near term and beyond as the profit improvement program takes effect.



      GIVEN THESE REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE ALLIEDSIGNAL CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE BLUE CONSENT CARD SENT TO YOU BY ALLIEDSIGNAL.

      EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED ALLIEDSIGNAL'S BLUE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

      IF YOU HAVE ANY QUESTIONS, PLEASE CALL INNISFREE TOLL-FREE AT (888) 750-5834. BANKS AND BROKERS SHOULD CALL COLLECT AT (212) 750-5833.



                                  BACKGROUND

      A little over a year ago, Mr. Lawrence A. Bossidy, Chairman of the Board and Chief Executive Officer of AlliedSignal, telephoned a director of AMP to inquire as to whether AMP had an interest in exploring a possible combination of the two companies. The inquiry was referred to the Finance Committee of the Board for consideration. Upon consideration, it was the conclusion of the Finance Committee that such a combination did not offer any benefits to AMP's businesses and, accordingly, that there was no interest in pursuing such a combination. The Finance Committee's determination was communicated through the director by telephone to Mr. Bossidy. Until July 29, 1998, there were no further communications from Mr. Bossidy with respect to a potential business combination.

      On Wednesday, July 29, 1998, Mr. Bossidy placed a phone call to Mr. William J. Hudson, Chief Executive Officer and President of AMP, who was out of the country visiting some of AMP's facilities. This was followed up with a letter delivered in the afternoon of Friday, July 31, 1998. Mr. Hudson first read the letter on Sunday, August 2, 1998, following his return to his home.

      In the letter, Mr. Bossidy expressed his belief that a business combination made business sense and requested that a meeting be set up to discuss a combination of the two companies. Mr. Bossidy indicated that AlliedSignal was prepared to offer $43.50 per share in cash for all outstanding Shares, but would consider a higher price if all or a significant portion of the consideration were AlliedSignal's shares rather than cash.

      On Monday, August 3, 1998, Mr. Hudson shared the letter with other members of management, as well as with AMP's legal and financial advisors and several members of the Board. A telephonic meeting of the Board was called for Wednesday, August 5, 1998, to consider the letter.

      On Tuesday, August 4, 1998, Mr. Bossidy placed another call to Mr. Hudson. Mr. Hudson's office returned the call to let Mr. Bossidy know that Mr. Hudson was out of the office and would be in touch on the following day. Later in the day, a letter from Mr. Bossidy addressed to the Board of Directors of AMP was telecopied to AMP headquarters. In the August 4th letter, Mr. Bossidy indicated that AlliedSignal had decided to commence a tender offer for all outstanding Shares at a price of $44.50 per share in cash. Mr. Bossidy reiterated his belief that a combination was in the best interests of both companies and all of their constituencies and that AlliedSignal was committed to completing the combination. In that regard, Mr. Bossidy stated that if AMP was unwilling to enter into negotiations, AlliedSignal would be prepared to initiate a consent solicitation to increase the size of the AMP Board of Directors and to add a majority of directors who would be responsive to its proposal.

      At the August 5, 1998 meeting, the Board, among other things, reviewed preliminarily the various letters sent by AlliedSignal, heard presentations as to their fiduciary responsibilities and duties in considering acquisition proposals such as the one set forth in those letters and were advised as to the work to be performed by AMP's advisors to assist the Board in its consideration of the AlliedSignal Offer and the various alternatives available to AMP.

      On August 10, 1998, AlliedSignal through PMA commenced the AlliedSignal Offer. Also, on August 10, 1998, Mr. Bossidy sent Mr. Hudson another letter to request a meeting to discuss a possible business combination and to advise AMP of AlliedSignal's intention to file materials shortly with the Securities and Exchange Commission with respect to the AlliedSignal Consent Solicitation. By letter dated August 11, 1998, Mr. Hudson indicated to Mr. Bossidy that since the Board had not yet reviewed the AlliedSignal Offer or Mr. Bossidy's request for a meeting, it would be premature for a meeting. Mr. Bossidy, nonetheless, called Mr. Hudson later on August 11, at which time Mr. Hudson reiterated the essence of his letter.

      On August 12, 1998, the Board held a meeting at which the Board reviewed with AMP management and Credit Suisse First Boston, AMP's financial advisor ("CSFB"), Skadden, Arps, Slate, Meagher & Flom LLP, AMP's principal legal advisor ("Skadden Arps"), and other legal advisors, the AlliedSignal Offer and its terms and conditions. The Board also received and considered, among other things, a review and update by AMP's management of AMP's business strategy and the steps being taken by AMP to improve the profitability of its businesses, a presentation by Pennsylvania counsel as to fiduciary duties and responsibilities and a presentation from CSFB regarding its preliminary analysis relating to the AlliedSignal Offer and various alternatives.

      On August 18, 1998, Mr. Bossidy contacted a number of AMP's directors and communicated to them his desire to proceed on a "non-hostile" basis and AlliedSignal's willingness to include AlliedSignal stock as part of the consideration.

      On August 20, 1998, the Board held a meeting at which the Board again reviewed the AlliedSignal Offer and its terms and conditions with AMP management, CSFB, Skadden Arps and other legal advisors. At such meeting, CSFB presented its financial analysis of the AlliedSignal Offer and reviewed various alternatives available to AMP. AMP's senior management also reviewed the potential impact of the AlliedSignal Offer on AMP's various constituencies including its shareholders, employees, customers, suppliers and the communities served by it. After lengthy discussions, and the presentations from CSFB, Skadden Arps, other legal advisors and AMP's senior management, the Board determined, based in part on the recommendation of all of the independent directors present, that the best course of action under all prevailing circumstances was for AMP to continue aggressively to pursue its strategic initiatives and business plans. The Board concluded that, given the values inherent in AMP's businesses and the steps being taken to improve the profitability of these businesses, the AlliedSignal Offer was not in the best interests of AMP and its relevant constituencies. In particular, the Board determined that AMP's current strategic initiatives and business plans offer the potential for greater benefits for AMP's various constituencies, including its shareholders, than the AlliedSignal Offer.

      Also, following the recommendation, reached prior to the AlliedSignal Offer, of a Board committee formed several months ago, effective as of August 20, 1998, the Board appointed Robert Ripp as Chairman and Chief Executive Officer to lead AMP in its efforts aggressively to implement its profit improvement program on a timely and successful basis. The Board also appointed Herbert Cole, formerly Corporate Vice President and President, Global Terminal and Connector Operations, as Senior Vice President for Operations and Dr. Juergen Gromer, formerly Corporate Vice President, Global Automotive Division, as Senior Vice President, Global Industry Businesses. James E. Marley retired as Chairman, and William J. Hudson assumed the position of Vice Chairman.

      In rejecting the AlliedSignal Offer, the Board considered a number of factors, including, without limitation, the following:

            (i) the Board's belief, based on the factors described below, that the AlliedSignal Offer is inadequate and does not reflect the inherent value of AMP as the world's largest supplier of electrical and electronic connectors;

            (ii) the Board's familiarity with, and management's review of, AMP's business, financial condition, results of operations, business strategy and future prospects, as well as the steps being taken to improve the profitability of AMP, including:

            o reshaping AMP's manufacturing into a "global manufacturing competency", including the consolidation and redeployment of manufacturing operations;

            o reshaping AMP's focus on customer services and pricing policies to enhance AMP's competitiveness; and

            o reducing costs, including through a redeployment and reduction in work force representing approximately 14% of AMP's professional and support services work force;

            (iii) the Board's strong commitment to this program for improving significantly AMP's operating and financial performance, and the Board's concomitant belief that the market price of AMP's Common Stock should increase significantly as the strategic initiatives announced prior to the commencement of the AlliedSignal Offer start to take effect;

            (iv) the Board's belief that the new management team is well suited to implement the profit improvement program;

            (v) the depressing effect which the disruption in the Asian market and the overall decline in the stock market has had on the trading price of AMP's Common Stock;

            (vi) the fact that the Offer price of $44.50 is significantly less than the highest price at which AMP's Common Stock traded in the last twelve months;

            (vii) the fact that AlliedSignal had solicited AMP's interest a little over a year ago, but waited until shares of AMP's Common Stock were trading at their lowest levels in years before making the AlliedSignal Offer so as to create an impression that the offer is at a premium;

            (viii) the written opinion, dated August 20, 1998, of CSFB that, as of such date, the AlliedSignal Offer was inadequate, from a financial point of view, to the holders of shares of AMP's Common Stock (other than AlliedSignal and its affiliates); the full text of the opinion of CSFB, setting forth the assumptions made, matters considered and limitations on the reviews undertaken, is included as Annex 2 to this Consent Revocation Statement and should be read in its entirety;

            (ix) the numerous conditions to which the AlliedSignal Offer is subject;

            (x) the apparent lack of overlap and potential synergies between the respective businesses of AMP and AlliedSignal, evidenced in the Board's view, by AlliedSignal's disposition of Amphenol, a competitor of AMP, in 1987, as well as the market's reaction to the AlliedSignal Offer as reflected in the significant decline in the trading value of AlliedSignal's shares following its announcement of the AlliedSignal Offer;

            (xi) the Board's belief that AlliedSignal, with its lower growth rate, is seeking to acquire AMP as a means to enhance its own growth opportunities;

            (xii) the disruption that consummation of the AlliedSignal Offer could have on AMP's employees, suppliers, customers and the communities where AMP operates, as well as concerns expressed by a number of these constituencies to AMP;

            (xiii) the impact that the consummation of the AlliedSignal Offer may have on the credit rating of AMP; and

            (xiv) the Board's commitment to protecting the best interests of AMP and enhancing the value of AMP for the benefit of shareholders and other relevant constituencies.

      Additional information relating to the Board's position with respect to the AlliedSignal Offer is set forth in AMP's Schedule 14D-9, dated August 21, 1998, a copy of which has been filed with the Securities and Exchange Commission.



                             THE CONSENT PROCEDURE

      Under Pennsylvania law, the unrevoked consent of the holders of not less than a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date (as defined below) must be obtained, within the time limits specified in the Company's By-laws, to adopt each of the AlliedSignal Consent Proposals. Each share of Common Stock is entitled to one vote per share. Since consents are required from the holders of record of a majority of the shares of Common Stock outstanding on the Record Date in order for each of the AlliedSignal Consent Proposals to be adopted, a failure to give consent or a broker non-vote will have the same effect as a vote against such proposals.

      Under Section 1.7.1 of AMP's By-laws, for the purpose of any consent, the Board may fix a record date, which record date shall not be more than 90 days prior to the date of the action or actions for which consents are being solicited.


      Section 1.7.2 of AMP's By-laws establishes orderly procedures for the setting of a record date for consent solicitations. Such section of the By-laws provides that any shareholder of AMP seeking to have AMP's shareholders authorize or take corporate action by written consent shall, by written notice to AMP's Secretary, request the Board to fix a record date. The Board is required to promptly, but in all events within ten days after the date on which such request is received, adopt a resolution fixing the record date. On August 11, 1998, AlliedSignal requested that the Board fix a record date for the AlliedSignal Consent Solicitation. On August 20, 1998, the Board fixed a record date of October 15, 1998 (the "Record Date") for the AlliedSignal Consent Solicitation. As of the Record Date, there were ___________ shares of Common Stock issued and outstanding.


      A shareholder may revoke any previously signed consent by signing, dating and returning a WHITE Consent Revocation Card. If no direction is made on the Consent Revocation Card with respect to one or more of the AlliedSignal Consent Proposals, or if a shareholder marks either the "revoke consent" or "abstain" box on the Consent Revocation Card with respect to one or more of the AlliedSignal Consent Proposals, all previously executed consents with respect to such AlliedSignal Consent Proposals will be revoked. A consent may also be revoked by delivery of a written consent revocation to AMP or AlliedSignal. SHAREHOLDERS ARE URGED, HOWEVER, TO DELIVER ALL CONSENT REVOCATIONS TO INNISFREE M&A INCORPORATED ("INNISFREE"), THE FIRM ASSISTING AMP IN THIS SOLICITATION, AT 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022. AMP requests that if a consent revocation is instead delivered to AlliedSignal, a photostatic copy of the revocation also be delivered to AMP, c/o Innisfree, at the address set forth above, so that AMP will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to AlliedSignal a subsequently dated blue consent card sent to you by AlliedSignal, or by delivery of a written revocation of such consent revocation to AMP or AlliedSignal.

      If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to AMP, c/o Innisfree, at the address set forth above so that AMP will be aware of your instructions and can attempt to ensure such instructions are followed.

      YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO ALLIEDSIGNAL. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE WHITE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE ALLIEDSIGNAL CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE AMP BOARD'S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSALS.


      AMP has retained Innisfree to assist in communicating with shareholders in connection with the AlliedSignal Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.



                            SHAREHOLDER RIGHTS PLAN


      Each Right issued pursuant to AMP's Shareholder Rights Agreement (the "Rights Agreement") entitles the holder thereof to purchase from AMP one share of Common Stock at an exercise price of $87.50 per share (the "Purchase Price"), subject to adjustment in accordance with the terms of the Rights Agreement. Upon the earliest of (i) the close of business on the tenth business day following a public announcement that a person (an "Acquiring Person") has become an "interested shareholder" as defined in
Section 2553 of the Pennsylvania Business Corporation Law (i.e., has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Shares) other than pursuant to a Qualifying Offer (as defined below), (ii) the close of business on the tenth business day (or such later date as may be determined by the Board) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person or (iii) a merger or other business combination transaction involving AMP (the earliest of such dates being the "Distribution Date"), the Rights become exercisable and trade separately from the Shares. A Qualifying Offer is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board who are not officers of AMP and who are not representatives, nominees, or affiliates or associates of any person making the offer, after receiving advice from one or more investment banking firms, to be fair to the shareholders and otherwise in the best interest of AMP and its shareholders, provided such offer is consummated at a time when the Rights are redeemable.

      In the event that a person becomes an Acquiring Person, each holder of a Right (other than Rights held by an Acquiring Person which are voided) will thereafter have the right to receive, upon exercise, shares of Common Stock (and, in certain circumstances other consideration) having a value equal to two times the exercise price of the Right. In addition, in the event that, (i) AMP is acquired in a merger or other business combination transaction in which AMP is not the surviving corporation, (ii) AMP is a party to a merger in which AMP is the surviving company, but its shares are exchanged for other consideration or remain outstanding, but constitute less than 50% of the shares outstanding immediately following consummation of the merger (other than, with respect to clause (i) or (ii), a merger which follows a Qualifying Offer), or (iii) more than 50% of AMP's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the surviving company (or a related party in certain cases) having a value equal to two times the exercise price of the Right (a "Transaction Exercise Right").

      The Rights may be redeemed until ten business days following the day on which any person becomes an Acquiring Person, provided, however, that the Rights shall become nonredeemable if there is a change in the Board of Directors occurring at any time following receipt of an unsolicited acquisition proposal such that the disinterested directors (as such term is defined under Pennsylvania law) in office prior to the first such unsolicited acquisition proposal, together with their successors as may be approved by the Board of Directors prior to their election, no longer constitute a majority of the Board of Directors.

      At a meeting held on August 12, 1998, the Board resolved that the Distribution Date shall not occur until the earlier of (i) the day immediately prior to the date on which an Acquiring Person becomes such and
(ii) such date as may be determined by action of the Board prior to the time any person or group becomes an Acquiring Person. As a result of such action, the commencement of the AlliedSignal Offer will not, in and of itself, result in the occurrence of a Distribution Date. The Board also authorized Amendment No. 2 to the Rights Agreement, which ratified the appointment of ChaseMellon Shareholder Services L.L.C., AMP's transfer agent, as the successor Rights Agent.

      At the meeting held on August 20, 1998, the Board approved Amendment No. 3 to the Rights Agreement (which is reflected in the summary description set forth above) to provide that (i) unless the Rights are redeemed prior thereto, a merger or other business combination transaction will be an event triggering a Transaction Exercise Right, irrespective of whether other events have previously occurred to cause the Rights Certificates to have been distributed, (ii) the Rights shall become nonredeemable upon a change in the Board occurring at any time following receipt of an unsolicited acquisition proposal such that the disinterested directors (as such term is defined under Pennsylvania law) in office prior to the first such unsolicited acquisition proposal, together with their successors as may be approved by the Board of Directors prior to their election, no longer constitute a majority of the Board of Directors, (iii) the Qualifying Offer exception shall be applicable unless and until the Rights become nonredeemable under clause (ii) above, and (iv) the Rights Agreement generally may not be amended when the Rights are not redeemable.

      The Board of Directors also adopted a resolution providing that, following the expiration of the Rights Agreement on November 6, 1999, and for a period of six months thereafter, AMP shall neither adopt nor have in place a shareholder rights plan.


                              CERTAIN LITIGATION


      On August 4, 1998, AlliedSignal filed a complaint against AMP in the United States District Court for the Eastern District of Pennsylvania (AlliedSignal Corporation v. AMP Incorporated, Civil Action No. 98-CV-4058). In the complaint, AlliedSignal seeks a declaratory judgment as to, among other things, the applicability and/or validity of the Continuing Director provisions contained in AMP's Rights Agreement and the constitutionality of certain provisions of the Pennsylvania Business Corporation Law under the Commerce Clause and Supremacy Clause of the United States Constitution. In addition, AlliedSignal seeks to enjoin AMP from, among other things, (i) fixing a record date for determining the shareholders entitled to vote on the proposals in the AlliedSignal Consent Solicitation more than ten days after the date of AlliedSignal's written notice requesting that a record date be set; (ii) increasing the size of AMP's Board and filling the new seats with Board nominees after commencement of the AlliedSignal Consent Solicitation; (iii) refusing to redeem the Rights issued under AMP's Rights Agreement or amending the Rights Agreement so as to make the Rights inapplicable to the AlliedSignal Offer, and refusing to grant prior approval of the AlliedSignal Offer and second-step merger for purposes of the Pennsylvania Business Combination Statute; (iv) amending its By-laws to in any way impede the effective exercise of the shareholder franchise; or (v) taking any steps to impede or frustrate the ability of AMP's shareholders to consider or make their own determination as to whether to accept the terms of the AlliedSignal Offer and the proposals in the AlliedSignal Consent Solicitation, or taking any other action to thwart or interfere with the AlliedSignal Offer or the AlliedSignal Consent Solicitation.

      On August 24, 1998, AMP filed its answer to the complaint which was filed by AlliedSignal on August 4, 1998 in the United States District Court for the Eastern District of Pennsylvania. In its answer, AMP denies that AlliedSignal is entitled to any relief under its complaint and raises several affirmative defenses.

      Four purported shareholder class action lawsuits have been filed by AMP shareholders against AMP and its Board of Directors in the United States District Court for the Eastern District of Pennsylvania on or about August 6 and 7, 1998 (Blum v. William J. Hudson, Jr. et al, Civil Action No. 98-CV-4109; Silver v. AMP, Incorporated et al, Civil Action No. 98-CV-4120; Goldstein v. AMP, Incorporated, et al, Civil Action No. 98-CV-4127; Margolis Partnership v. AMP, Incorporated, et al, Civil Action No. 98-CV-4187). These complaints allege similar acts of misconduct, i.e., that AMP and its directors improperly refused to consider the AlliedSignal Offer and wrongfully relied upon provisions of AMP's Rights Agreement and the Pennsylvania Business Corporation law to block the AlliedSignal Offer. Plaintiffs in these suits seek, among other things, a declaratory judgment that (i) the continuing director provisions contained in AMP's Rights Agreement violate Pennsylvania law and the Board's fiduciary duties; (ii) certain provisions of the Pennsylvania Business Corporation Law are unconstitutional under the Commerce, Supremacy and Due Process Clauses of the United States Constitution; and (iii) establishes the proper record date for the AlliedSignal Consent Solicitation. In addition, plaintiffs seek to enjoin AMP and the Board from, among other things, (i) refusing to redeem the Rights, to amend the Rights Agreement so as to eliminate the Continuing Director provisions, or to render the Rights inapplicable to the AlliedSignal Offer and second-step merger for purposes of the Pennsylvania Business Combination Law; (ii) amending AMP's By-laws to impede the effective exercise of the shareholder franchise; (iii) taking any other steps to impede or frustrate the ability of AMP's shareholders to consider or make their own determination as to whether to accept the terms of the AlliedSignal Offer or the proposals in the AlliedSignal Consent Solicitation; (iv) increasing the size of AMP's Board and filling the new seats with Board nominees after commencement of the AlliedSignal Consent Solicitation; and (v) fixing a record date for determining the shareholders entitled to vote on the proposals in the AlliedSignal Consent Solicitation more than ten days after the date of AlliedSignal's written notice to AMP. Plaintiffs further request that the Court order AMP's Board to (i) cooperate fully with any entity or person, including AlliedSignal, having a bona fide interest in proposing any transaction that would maximize shareholder value; (ii) immediately undertake an appropriate evaluation of AMP's worth as a merger or acquisition candidate; (iii) take all appropriate steps to effectively expose AMP to the marketplace in an effort to create an active auction of AMP; (iv) act independently so that the interests of AMP's public shareholders will be protected; and (v) adequately ensure that no conflicts of interest exist between the individual defendants' own interest and their fiduciary obligations. Given the similarities of their suits, the four shareholder plaintiffs agreed to consolidate their suits and, accordingly, will file an Amended Consolidated Complaint.

      AMP intends to defend vigorously against these actions.

      On August 21, 1998, AMP filed a complaint in the United States District Court for the Eastern District of Pennsylvania against AlliedSignal and PMA (AMP Incorporated v. AlliedSignal Corporation, et al., Civil Action No. 98-CV-4405). The complaint seeks declaratory and injunctive relief to prevent AlliedSignal from pursuing its attempt to pack the AMP Board of Directors with AlliedSignal executive officers and directors who would have an irreconcilable conflict of interest were they to serve as directors of AMP. The complaint alleges that the Schedule 14D-1 filed by AlliedSignal and PMA with the Securities and Exchange Commission is false and misleading because it fails to disclose that AlliedSignal's representatives on the AMP Board of Directors would have a conflict of interest and how AlliedSignal would propose to deal with such conflict, and that AlliedSignal's attempt to pack the Board would prevent the current members of the Board from fulfilling their fiduciary duties to AMP under Pennsylvania law.

                              BOARD OF DIRECTORS

      The following table identifies the current members of the Board.


Director, Age
and Year First
Elected Director        Principal Occupation and Business Experience
----------------        --------------------------------------------

Ralph D. DeNunzio   President of Harbor Point Associates, Inc., New York, New
Age 66              York, a private investment and consulting firm, having
1977 (3)(5)         served in that capacity for more than the past five
                    years. Mr. DeNunzio also serves as a director of Harris Corporation, Federal Express Corporation, and NIKE, Inc.

Barbara Hackman     President and Chief Executive Officer of Barbara Franklin
Franklin            Enterprises, Washington, D.C., a private, international
Age 58              consulting and investment firm, since 1995.  Ms. Franklin
1993(2)(4)          served as the U.S. Secretary of Commerce in the
                    Bush Administration. She also serves as a director of Aetna, Inc., Cincinnati Milacron Inc., The Dow
                    Chemical Company, and MedImmune, Inc.

Joseph M. Hixon III Retired Chairman of the Board of Hixon Properties
 Age 60             Incorporated, San Antonio, Texas, maintaining real
1988(2)(5)          estate holdings and other investments.  Mr. Hixon served as
                    Chairman of Hixon Properties Incorporated for more than five years.


William J. Hudson,  Vice Chairman of the Company since August 20, 1998 and
Jr.                 prior thereto served as Chief Executive Officer and
Age 64              President of the Company.  Mr.Hudson  has  served
1992(1)(5)          as an officer of the Company for more than the past
                    five years. He also serves as a director of Carpenter
                    Technology Corporation and The Goodyear Tire & Rubber
                    Company.


Joseph M.           President, Chief Operating Officer and a director of Dana
Magliochetti        Corporation, Toledo, Ohio, a manufacturer of automotive
Age 56              components and systems.  Mr. Magliochetti has
1996(2)             served as President of Dana Corporation since 1995,
                    prior to which he was President of Dana's North
                    American operations. He was elected a director of Dana
                    Corporation in 1996 and elected Chief Operating Officer in 1997.


Robert Ripp         Chairman of the Board of Directors and Chief Executive
Age 57              Officer of the Company since August 20, 1998. Mr. Ripp
1998                has served as an officer of the Company since
                    1994. Mr. Ripp was previously Vice President and Treasurer of IBM since July 1989.


Harold A. McInnes   Retired Chairman of the Board of Directors and Chief
Age 70              Executive Officer of the Company.  Mr. McInnes served
1981(1)(4)          as an officer of the Company for more than five years.

Jerome J. Meyer     Chairman of the Board and Chief Executive Officer of
Age 60              Tektronix, Inc., Wilsonville, Oregon, an electronic
1996(2)             equipment manufacturer.  Mr. Meyer has served as Chairman
                    of the Board and Chief Executive Officer and as a director of Tektronix for more than the past five years. He also serves as a director of Esterline Technologies
                    Corporation and Enron, Corp.

John C. Morley      President of Evergreen Ventures, Ltd., Cleveland, Ohio, a
Age 66              family-owned investment company, since 1995.  Mr. Morley
1991(3)(5)          is a former President, Chief Executive Officer
                    and director of Reliance Electric Company, Cleveland,
                    Ohio, a manufacturer of electrical, mechanical power transmission, and telecommunications equipment and systems, having served in that capacity for more than five years. He also serves as a director of Cleveland
                    Cliffs, Inc., Ferro Corporation, and Lamson & Sessions,
                    Inc.

Paul G. Schloemer   Retired President and Chief Executive Officer of Parker
Age 70              Hannifin Corporation, Cleveland, Ohio, an international
1991(3)(4)          manufacturer of hydraulic, pneumatic and
                    electromechanical components. Mr. Schoemer has served as a director of Parker Hannifin Corporation for more than the past five years and he is a former President and Chief Executive Officer of that company, having served in that capacity for more than five years. He also serves as a director of Esterline Technologies
                    Corporation and Rubbermaid Inc.

Takeo Shiina        Chairman of the Advisory Council of IBM Japan, Ltd., a
Age 69              manufacturer of computer systems located in Japan.
1995(2)             Mr. Shiina served as a board member of IBM Japan, Ltd.
                    from 1962 until his retirement as Chief Executive
                    Officer in 1992, having served in the capacity as Chief
                    Executive Officer for more than five years. He also serves as a director of Air Products and Chemicals, Inc. and as a member of the European Advisory Board of Bankers Trust Company.

----------
  (1)  Member of the Executive Committee of the Board.
  (2)  Member of the Audit Committee of the Board.
  (3) Member of the Compensation and Management Development Committee of the Board.
  (4)  Member of the Nominating and Governance Committee of the Board.
  (5)  Member of the Finance Committee of the Board.



                        SECURITY OWNERSHIP OF DIRECTORS


      The Company's Corporate Governance guidelines encourage each member of the Board to hold Common Stock in an amount having a market value of at least four times the annual retainer fee. The following table sets forth, as of August 20, 1998, the number of shares of Common Stock beneficially owned by each director.


                              Amount of          Amount of          Total
                             Beneficial           Phantom       Beneficial and
                              Ownership          Ownership         Phantom
                           (shares)(1)(2)       (shares)(3)       Ownership
Name of Owner                                                      (shares)
-------------------------- ----------------   ----------------  --------------

Ralph D. DeNunzio               10,000             3,192           13,192

Barbara Hackman Franklin         7,400             1,892            9,292

Joseph M. Hixon III          1,651,114(5)          8,305        1,659,419

William J. Hudson, Jr.         409,138(8)(9)      35,957(4)       445,095

Joseph M. Magliochetti           4,000             2,183            6,183

Harold A. McInnes               42,689                 0           42,689

Jerome J. Meyer                  7,300             3,160           10,460

John C. Morley                   9,400             6,969           16,369

Robert Ripp                    170,643(6)(8)(9)   16,314(4)       186,957

Paul G. Schloemer               10,000(7)              0           10,000

Takeo Shiina                     8,120             2,811           10,931

----------
      (1) Each director owns less than 1% of the Company's outstanding Common Stock.
      (2) Unless otherwise indicated, each director possesses sole voting and dispositive power (beneficial ownership) with respect to the shares set forth opposite his or her name. Numbers shown in this column include options the director has the right to acquire as beneficial owner within sixty days after August 20, 1998.
      (3) Numbers shown in this column include phantom shares: (i) credited to outside directors under the Outside Directors Deferred Stock Accumulation Plan; and (ii) credited to outside and non-employee directors for compensation deferred at the election of the director as described on page __ of this Consent Revocation Statement.
      (4) Designated executive officers of the Company may defer up to 50% of their base salary and all officers are entitled to defer receipt of all or a portion of their annual cash bonus.
            Deferred compensation may be allocated to a phantom AMP Common Stock account under the Company's Deferred Compensation Plan as described in footnote 1 to the Summary Compensation Table on page __ of this Consent Revocation Statement. Such phantom shares are reported in this number. This number also includes phantom shares of Common Stock credited to the designated executive officer in an amount equal to the dividend earned on Performance Restricted Shares, as described in footnote 3 to the Summary Compensation Table on page and footnote 3 to the Security Ownership of Executive Officers Table on page of this Consent Revocation Statement.
      (5) Mr. Hixon holds 15,791 and 120,000 of these shares in two limited partnerships and shares voting and dispositive powers.
            In addition to the beneficial ownership shown in the table, Mr. Hixon has a 2% residual beneficial interest but no voting or dispositive powers in a trust that holds 7,392 shares of Common Stock of the Company.
      (6) In connection with the assumption of his new positions with AMP, Mr. Ripp was granted (i) options under the 1993 Long-Term Equity Incentive Plan to purchase 60,000 shares of Common Stock at an exercise price equal to $44.85 per share, which options will vest 100% after three years, and (ii) a restricted stock award of 25,000 shares of Common Stock, vesting on August 1, 2006 (Mr. Ripp's normal retirement date) or at his earlier death, disability or mutually agreed upon termination of employment.
      (7) Mr. Schloemer holds 1,400 of these shares of Common Stock of the Company in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers.
      (8) A portion of the shares reported for Messrs. Hudson and Ripp are Performance Restricted Shares granted under the Company's 1993 LongTerm Equity Incentive Plan. Further, a portion of the shares reported for Messrs. Hudson and Ripp are held in the Company's Employee Savings and Thrift Plan.
      (9) Under the Company's former Bonus Plan (Stock Plus Cash), at August 20, 1998, Mr. Hudson also had 6,668 Stock Bonus Units. Under the current 1993 Long-Term Equity Incentive Plan, Mr. Hudson has 419,500 Stock Options, including 61,800 Stock
            Options transferred to a family limited partnership for the benefit of Mr. Hudson's immediate family; Mr. Ripp has 208,400 Stock Options. Vesting of stock options will accelerate upon a change of control.

                            THE BOARD OF DIRECTORS

COMPENSATION


      A director who is not an employee of the Company is paid $26,000 per year for services as a director and also $1,000 for each day in attendance at a meeting of the Board. Additionally, a director is paid $1,000 for attendance at each meeting of any committee of the Board on which he or she serves. The chairperson of any such committee is paid an annual retainer of $2,500. An outside or non-employee director may also be paid $1,000 per day for special services or assignments requested by the Chairman and the Chief Executive Officer of the Company. A director who is also an employee of the Company does not receive any director or committee fees. During 1997 the Board of Directors held six meetings.


      In 1997, total compensation earned by the directors was as follows:



              Director                 Total Director
                                       Compensation
------------------------------------   --------------
Ralph D. DeNunzio...................     $ 43,500

Barbara Hackman Franklin............       41,500

Joseph M. Hixon III.................       41,000(1)

William J. Hudson, Jr...............            0(2)


Joseph M. Magliochetti..............       37,000(1)

James E. Marley.....................            0(2)

Harold A. McInnes...................      134,000(3)

Jerome J. Meyer.....................       35,000(1)

John C. Morley......................       43,500(1)

Paul G. Schloemer...................       37,000

Takeo Shiina........................       36,000(1)


      ---------------
      (1) This compensation includes amounts with respect to which the director elected to defer receipt under the terms of the Company's deferred compensation plan for outside and non-employee directors, described below.
      (2) Messrs. Hudson and Marley were employees as well as directors of the Company in 1997, and therefore did not receive any separate director or committee fees.
      (3) This compensation includes consulting fees paid to Mr. McInnes, a former Chairman of the Board and Chief Executive Officer of the Company, under a consulting agreement with the Company. Under the agreement Mr. McInnes was paid a monthly fee of $8,333 for services other than in his capacity as a director. The consulting agreement expired on December 31, 1997.


      Outside and non-employee directors are permitted to defer receipt of all or a portion of the annual retainer and the meeting fees. The period of the deferral is within the discretion of each director, provided however that payment must be made or commenced no later than the earliest of the death of the director, a change in control and termination of the director's services, or the year following the year in which he or she reaches the age of 72. Deferred compensation may be allocated to either or both of the following investment options: (i) an interest-bearing account with interest credited monthly based on 120% of the Long Term Applicable Federal Rate as published by the Internal Revenue Service and adjusted quarterly; and (ii) a phantom AMP Common Stock account in which phantom dividends are reinvested in further phantom stock units. Allocations or changes in allocations can be made annually and apply prospectively to compensation earned in future years. Payments of deferred director compensation can be made in a lump sum or in up to ten annual installments.

      The Stock Option Plan for Outside Directors provides that the outside directors shall receive a grant of 2,000 stock options in the Company's Common Stock when they are first elected to the Board and in each July thereafter. Up to a maximum of 10 awards may be made to any one director and up to 300,000 shares may be awarded to all outside directors in the aggregate during the 10-year term of the plan. These options vest after 1 year and remain exercisable for 9 years.

BENEFIT PLANS

      The Company provides benefits to the directors, the amount of which varies dependent upon whether the director is presently or was ever employed by the Company. The Company provides Director and Officer Liability and Indemnification insurance coverage for all directors. Directors who are not presently and have never been employed by the Company (an "Outside Director") are provided with life insurance coverage. Travel accident insurance coverage is provided to directors who are not currently employed by the Company.

      All directors are eligible to participate in the Company's Employee Gift Matching Program. Under this program, the Company will match qualifying charitable contributions made by directors to accredited public and private schools, colleges, universities and graduate schools in the United States. The maximum aggregate of a director's gifts to all institutions during a calendar year that will be matched is $5,000.

RETIREMENT

      Currently there are two plans that provide retirement-oriented deferred compensation for Outside Directors (as defined above), conditioned upon 5 years of service as a member of the Board. Outside Directors elected to the Board on or after January 1, 1996 generally receive "retirement" compensation under the Outside Director Deferred Stock Accumulation Plan ("Accumulation Plan"). Outside Directors who joined the Board prior to January 1, 1996 were provided a one-time election to continue participation in the retirement plan in place prior to adoption of the Accumulation Plan or convert to the Accumulation Plan.

      Under the Accumulation Plan, each Outside Director will receive 300 shares of phantom AMP Common Stock when first elected to the Board, and on the first day of each of the nine subsequent calendar years of Board service. The phantom share awards are credited to a deferred phantom stock account and have no voting rights. On each dividend payment date, phantom dividends corresponding to the number of accumulated phantom shares are credited to the phantom stock account and deemed to be invested in additional phantom shares.

      An Outside Director's deferred phantom stock account vests upon the earlier of the date the director has at least 5 years of service on the Board, the date of the director's death while serving on the Board, or the date of the director's 72nd birthday. If the director terminates Board service with less than 5 years of service (other than on account of death or attainment of age 72), the account is forfeited. The vested balance in the deferred phantom stock account is paid to the Outside Director in cash upon termination of Board service.

      Under the retirement plan in effect prior to adoption of the Accumulation Plan, an Outside Director who has either reached the normal retirement date (the end of the calendar year in which the director reaches age 72) or retired early due to disability, and who has served a minimum of five years on the Board, is eligible for an annual retirement benefit. The annual retirement benefit is equal to a percentage of the Outside Director's annual base retainer at the time of retirement, with the actual percentage being based on the Outside Director's years of service.

      In the event of a "change of control", the annual retirement benefit to which an Outside Director would be entitled based on his or her years of service at the date service to the Board ceases for any reason shall be fully vested and payable immediately, without regard to the Outside Director's then attained age.

      A "change of control" as that term is used in this Consent Revocation Statement, unless otherwise indicated, would generally be deemed to have occurred if (a) any person or group directly or indirectly acquires beneficial ownership of 30% or more of the Company 's issued and outstanding shares of Common Stock, or (b) there occurs a change in the Board such that the directors constituting the Board at a given point in time (the "Incumbent Board") and any subsequently elected directors (other than directors whose initial assumption of office is in connection with an election contest) who were approved by a vote of at least two-thirds of the directors still in office who either were directors on the Incumbent Board or whose assumption of office was previously so approved, no longer constitute a majority of the Board, or (c) a merger or consolidation of the Company or the issuance of voting securities of the Company in connection therewith, other than (i) a merger or consolidation resulting in the voting securities of the Company continuing to represent at least 66 2/3% of the combined voting power of the voting securities of the surviving entity, or
(ii) a merger or consolidation effected to implement a recapitalization of the Company in which no person or group directly or indirectly acquires beneficial ownership of 30% or more of the Company's issued and outstanding shares of Common Stock, or (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of the assets of the Company, other than such a sale or disposition to an entity of which at least 70% of the combined voting power of the voting securities are held by shareholders in substantially the same proportions as their ownership of the Company immediately prior to such sale. If the AlliedSignal Offer is consummated or if the AlliedSignal Nominees are elected, a "change in control" will occur.

COMMITTEES AND MEETINGS

      The Board of Directors has five standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Governance Committee, the Finance Committee and the Executive Committee.

      The Audit Committee of the Board of Directors consults with the Company's management regarding selection of the independent public accountant; concurs in the appointment or dismissal of the Director, Internal Audit; holds periodic meetings with the Company's internal and independent auditors and financial officers as appropriate to monitor control of the Company's financial resources and audit functions; reviews the arrangements and related fees for and the scope of the independent auditor's examination; considers the audit findings and management response; reviews the independent public accountant's non-audit fees; reviews significant accounting issues, regulatory changes and accounting or reporting developments and the impact of such on the Company's financial statements; reviews the status of special investigations; reviews the financial statements; oversees the quarterly reporting process; discusses with the Company's management, the Director, Internal Audit and in-house legal counsel significant issues relating to litigation or compliance with environmental or governmental regulations; reviews the Company's electronic data processing procedures and controls; and reviews the Corporate Code of Conduct and Conflict of Interest policies and receives reports of disclosures of any deviations from these policies. During 1997 the Audit Committee held five meetings.

      The Compensation and Management Development Committee of the Board of Directors makes recommendations to the Board regarding successors to and the salaries of the Chairman and the Chief Executive Officer and President; conducts annual performance reviews of the Chairman and the Chief Executive Officer and President; reviews the salary budget for the executive officers as a group and salary recommendations made by the Chief Executive Officer and President for the named executive officers; makes recommendations to the Board regarding changes to the Company's incentive compensation plans, executive-only benefit plans and tax-qualified pension and thrift plans; and reviews participation in, establishes certain targets for, and acts on awards under the Company's incentive compensation plans for management and key employees. During 1997 the Compensation and Management Development Committee held five meetings.

      The Nominating and Governance Committee of the Board of Directors establishes the criteria for selecting candidates for nomination to the Board; actively seeks candidates who meet those criteria, are highly qualified and have diverse backgrounds, including qualified female and minority candidates; makes recommendations to the Board of nominees to fill vacancies on, or as additions to, the Board; makes recommendations to the Board on changes in the size, composition and structure of the Board; makes recommendations to the Board on compensation and benefit programs for the Board; as appropriate, reviews the performance of the directors and reports its findings to the Chairman and, in its discretion, to the Board itself; and considers matters relating to corporate governance and makes decisions concerning those matters that should be recommended for action by the Board in executive session. The Nominating and Governance Committee will consider nominees for election to the Board that are recommended by shareholders provided that a complete description of the nominees' qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Chairman of the Company, and should not include self-nominations. During 1997 the Nominating and Governance Committee held one meeting.

      The Finance Committee of the Board of Directors reviews and considers key financial objectives and measures in the AMP Global Strategic Plan, the Company's cost of capital, cash generation, cash balance objectives and balance sheet objectives. The Committee also reviews strategic transactions valued in excess of $10 million; receives periodic reports on the portfolio of equity/venture capital investments; reviews and assesses the performance and results of acquisitions and related finance and accounting practices; reviews management's recommendations regarding public stock issues and public and private debt issues; advises management and the Board on the Company's share repurchase strategies; periodically reviews the Company's dividend policy, dividend recommendations, stock split proposals and investor relations plans; reviews periodically the Company's risk management policies and practices (not including internal operating controls and financial reporting procedures relating to risk management policies and practices); reviews periodic reports from the Company's Pension Committee concerning the investment status, investment policy guidelines and accounting treatment of the Company's benefit plans involving funds held in trust or otherwise managed and invested on behalf of the participants in the benefit plans; reviews and approves the investment policy guidelines for the AMP Foundation's assets; and reviews the annual charitable giving by the AMP Foundation and the Company, and the policy guidelines governing such charitable giving. During 1997 the Finance Committee held three meetings.

      The Executive Committee of the Board of Directors has been delegated the authority to act on behalf of the Board with respect to any matter within the ordinary course of the business of the Company. The Committee typically acts on proposed capital expenditures and financial transactions that require immediate Board action at times that are not near to the regularly scheduled Board meetings. Certain matters, including those that under the Pennsylvania Business Corporation Law cannot be delegated by the Board, are specifically excluded from the authority of the Executive Committee. All actions taken by the Committee are reported at the next meeting of the Board for concurrence by the full Board. During 1997 the Executive Committee did not meet and took no action either in a meeting of the Committee or by written consent in lieu of a meeting.




                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE



                                                                     Long-Term
                                Annual Compensation                 Compensation
                         -----------------------------------  --------------------------
                                                                        Awards
                                                              --------------------------
                                                              Restricted
                                                 Other Annual    Stock     Securities       All Other
Name and principal              Salary   Bonus   Compensation    Awards    Underlying     Compensation ($)
position (1)             Year    ($)      ($)        ($)         ($)      Options/SARs(#)
----------------------   -----  ------   ------   ----------  ---------   --------------- ---------------
         (a)              (b)   (c)(2)   (d)(2)     (e)(3)     (f)(4)       (g)(5)             (h)
----------------------   -----  ------   ------   ----------  ---------   --------------- ---------------
William J. Hudson, Jr.    1997  810,000  534,600    35,608    1,861,200      63,900         126,940(6)
  Chief Executive         1996  810,000        0    32,548    1,717,713      75,600         110,640
  Officer and President,  1995  700,000  437,000    17,947    1,071,875      60,000         173,380
  and a Director

James E. Marley           1997  648,000  429,624    57,707    1,489,900      51,100          99,852(7)
  Chairman                1996  648,000        0    26,018    1,373,438      60,500          85,952
                          1995  560,000  291,000    40,707      857,500      45,000          83,840


Robert Ripp               1997  400,008  198,804     3,440      733,200      25,100          71,915(8)
  Executive Vice          1996  375,000   46,875    24,157      578,675      25,500          67,000
  President               1995  325,008  137,933    13,560      390,163      16,700          61,001


Juergen Gromer(10)        1997  393,189  176,111    28,141      437,100      15,000             0
  Vice President          1996  425,626   67,975    19,018            0      22,400             0
                          1995  412,917   63,687    13,517            0      21,200             0


John E. Gurski            1997  370,008  183,894   165,623      620,400      21,200          49,680(9)
  Vice President          1996  350,004   46,200   225,067      538,388      23,800          40,000
                          1995  285,000  124,315   172,587      317,275      13,600          55,357

-----------------------------

      (1) Indicated positions are as of December 31, 1997. Effective August 20, 1998, (i) Mr. Hudson retired as Chief Executive Officer and President of the Company and was appointed Vice Chairman of the Company, (ii) Mr. Marley retired as Chairman of the Board, (iii) Mr. Ripp was appointed Chairman and Chief Executive Officer of the Company, and (iv) Dr. Juergen Gromer was appointed to the position of Senior Vice President - Global Industry Businesses. In connection with the assumption of his new position with AMP, Mr. Ripp's salary was increased to an annual rate of $600,000.
      (2) Under the Deferred Compensation Plan, designated executive officers are permitted to defer receipt of up to 50% of their annual base salary and all officers of the Company are entitled to defer receipt of all or a portion of their annual cash bonus. The period of deferral is within the discretion of the executive, but is generally until the year following termination of employment. During the period of deferral, the deferred compensation may be allocated or reallocated by the executive between and among the following investment options: (i) an interest-bearing account with interest credited monthly based on 120% of the Mid-Term Applicable Federal Rate as published by the Internal Revenue Service, adjusted monthly and (ii) a phantom AMP Common Stock Account in which the phantom dividends are reinvested in the phantom stock units. Payments of the deferred compensation can be made at the executive's election in either a lump sum or up to ten annual installments. Amounts of salary or bonus attributable to 1995, 1996 and 1997, the receipt of which has been deferred under this plan, are nevertheless included in columns (c) and (d), as appropriate, of the Summary Compensation Table.
      (3) Unless otherwise indicated, no executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total compensation reported in columns (c) and (d). Reported in this column is annual compensation related to: (i) the Cash Bonus paid under the Company's former Bonus Plan (Stock Plus Cash) to cover United States income taxes as described in footnote 1 to the Aggregated Option/SAR Exercises in 1997 and FY-End Option/SAR Values table, pages __, and fractional shares of the Bonus Plan Stock Bonus; and (ii) reimbursement of relocation expenses and payments of estimated income taxes relating to reimbursement of relocation expenses to Mr. Ripp in 1995 through 1997 and Mr. Gurski in 1996 and 1997; (iii) overseas allowances for Mr. Gurski in 1995 and 1996, and (iv) certain payments of estimated taxes relating to Mr. Gurski's assignment overseas during 1995 and 1996, including payments made in 1996 and 1997 with regard to previous years' tax obligations and reimbursements or refunds received by the Company for tax payments made in previous years.
      (4) During 1997, 180,900 shares of restricted stock were granted by the Company, resulting in a total of 438,620 shares of restricted stock held at December 31, 1997. These shares had an aggregate value of $18,422,040 based upon a $42.00 per share closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape on December 31, 1997, and dividends are paid on 43,120 of these shares to the same extent as any other shares of the Company's Common Stock. The number of shares of restricted stock includes certain time-vesting restricted shares as well as Performance Restricted Shares awarded under the Company's 1993 Long-Term Equity Incentive Plan, which vest in 3 years based on achievement of minimum average annual return on equity and average annual earnings growth objectives for the Company. Dividends earned on Performance Restricted Shares, of which 395,500 were held at December 31, 1997, are credited to the executive officer's account and are deemed to be invested in phantom shares of Common Stock. These phantom shares vest only when, and to the extent, the associated Performance Restricted Shares vest.
      (5) Includes awards made pursuant to the Company's 1993 Long-Term Equity Incentive Plan. The Long- Term Equity Incentive Plan is described in footnote 1 to the "Option/SAR Grants in 1997" table on pages __ of this Consent Revocation Statement.
      (6) Includes $3,840 as the company-matching contribution under the Employee Savings and Thrift Plan; $15,600 as the company-matching contribution under the Deferred Compensation Plan; and $107,500 as the total premium paid by the Company in 1997 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Hudson and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Hudson equal to twice his base salary (in lieu of the coverage available under the Company 's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Company from policy proceeds.
      (7) Includes $3,840 as the company-matching contribution under the Employee Savings and Thrift Plan; $11,712 as the company-matching contribution under the Deferred Compensation Plan; $4,800 as total director fees paid to Mr. Marley in 1997 by two wholly-owned subsidiaries of the Company; and $79,500 as the total premium paid by the Company in 1997 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Marley and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Marley equal to twice his base salary (in lieu of the coverage available under the Company's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Company from policy proceeds.
      (8) Includes $3,840 as the company-matching contribution under the Employee Savings and Thrift Plan; $5,760 as the company-matching contribution under the Deferred Compensation Plan; $4,800 as total director fees paid to Mr. Ripp in 1997 by two wholly-owned subsidiaries of the Company; and $57,515 as the total premium paid by the Company in 1997 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Ripp and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Ripp equal to twice his base salary (in lieu of the coverage available under the Company's group term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Company from policy proceeds.
      (9) Includes $3,840 as the company-matching contribution under the Employee Savings and Thrift Plan; $5,040 as the company-matching contribution under the Deferred Compensation Plan; and $40,800 as the total premium paid by the Company in 1997 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Gurski and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Gurski equal to twice his base salary (in lieu of the coverage available under the Company's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Company from policy proceeds.
      (10)Mr. Gromer's compensation was paid in German marks. The amounts reported for Mr. Gromer have been converted to U.S. dollars based on the average monthly conversion rate calculated using the daily conversion rates listed by Bloomberg Financial Markets Commodities News.


OPTION/SAR GRANTS IN 1997


                                                       Potential Realizable Value at
                                                          Assumed Annual Rates of
                                                       Stock Price Appreciation for
                 Individual Grants                            Option Term(3)
                ------------------------------------------ --------------------
                          Number      % of
                          of Secu-    Total
                          rities Un-  Options/
                          derlying    SARs
                          Options/    Granted    Exercise              Market
                          SARs        to Em-     or Base     Expira-   Price at
                          Granted     ployees    Price       tion      Grant
     Name        Date     (#)(1)      in 1997    ($/share)   Date(2)   ($/share)  0%($)    5%($)      10%($)
     ----        ----     ------      -------     --------   -------    --------  -----  ---------  ---------
William J.       7/22/97   63,900      3.16         47.0     7/22/07       47.0      0   1,888,759  4,786,487
Hudson,
Jr.............

James E. Marley  7/22/97   51,100      2.53         47.0     7/22/07       47.0      0   1,510,416  3,827,691

Robert Ripp....  7/22/97   25,100      1.24         47.0     7/22/07       47.0      0     741,907  1,880,138

Juergen W.       7/22/97   15,000      0.74         47.0     7/22/07       47.0      0     443,370  1,123,588
Gromer.........

John E. Gurski.  7/22/97   21,200      1.05         47.0     7/22/07       47.0      0     626,631  1,588,005

----------------
      (1) The Company's 1993 Long-Term Equity Incentive Plan ("1993 Plan") became effective on July 1, 1993 and is a long-term incentive compensation program that is based on stock price appreciation in the form of stock options (either incentive or non-qualified stock options) and infrequently, in the discretion of the Company, in the form of freestanding SARs payable in the Company's Common Stock or from time to time, in the Company's sole discretion, in cash. The 1993 Plan also provides for the award of performance-based restricted stock ("Performance Restricted Shares"). The 1993 Plan is administered by the Compensation and Management Development Committee of the Company's Board of Directors ("Committee"). Under the 1993 Plan, each employee designated by the Committee to participate is credited with stock options having an option price per share of Common Stock that is not less than 100% of the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the award date, and/or stock bonus units (SARS) having a designated value per unit of not less than 95% of the average closing price of the Common Stock on the New York Stock Exchange Composite Tape for the 10 trading days immediately prior to the award date, and/or Performance Restricted Shares. No SAR awards were made under the 1993 Plan in 1997. Awards of Performance Restricted Shares and stock options that were made to the named executive officers in 1997 are shown in columns (f) and (g), respectively, of the Summary Compensation Table, on page of this Consent Revocation Statement.

          With respect to stock options, all options granted in 1997 to the named executive officers will vest 3 years from the date of award and will expire 7 years after vesting. They have an exercise price equal to 100% of the closing price of the Common Stock on the New York Stock Exchange on the award date. Under the authorization of the Committee, all options granted in 1997 include a term that permits their transfer to immediate family members, trusts for the exclusive benefit of such members, or partnerships in which such members are the only partners. Transferred options may not be further transferred by immediate family members except by will or by the laws of descent and distribution, and the named executive officers remain responsible for the income taxes and tax withholding requirements arising upon the exercise of transferred options.

          When SAR awards are made, bonus computations with respect to the stock bonus units are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units and are based on the increase in the market price of the Common Stock over the designated value, as established on the award date. The bonus typically paid in stock ("Stock Bonus") is the number of shares of Common Stock having an aggregate market value on the computation date equivalent to one-third of the participant's bonus units multiplied by the increase in market price described above. A cash bonus ("Supplemental Cash Bonus") is also paid under the 1993 Plan in conjunction with Stock Bonuses. The Supplemental Cash Bonus is paid at the same time that payment of the Stock Bonus is made and is a percentage of the value of the Stock Bonus that is designated at the time of award and is no greater than that calculated to provide a payout sufficient to pay the anticipated United States income tax at a maximum rate for the highest taxable bracket with respect to the aggregate of the Stock Bonus and the Supplemental Cash Bonus. Supplemental Cash Bonus awards are not included in this table when stock bonus unit (SAR) awards are made in the reported year and disclosed in this table.

      (2) The expiration date for stock options under the 1993 Plan is the date determined by the Committee at the time of the award of such options. When SARs are granted in the reported year and disclosed in this table, the 6th anniversary date is designated as the "expiration date" because computations of the Stock Bonus are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units granted in the award.

      (3) In 1997 the named executive officers received awards under the 1993 Plan entirely in either stock options or Performance Restricted Shares awards, and therefore assumed values contained in this table relate only to the options. These values are based on assumed appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. The values are based on the difference between the exercise price and the exercise price as increased by the assumed annual appreciation rate over the 10-year term of the options, compounded annually, with said difference multiplied by the number of options granted as shown in the table.



AGGREGATED OPTION/SAR EXERCISES (1) IN 1997 AND FY-END OPTION/SAR VALUES


                                                           Number of
                                                           Securities
                                                           Underlying
                                                           Unexercised       Value of Unexercised In-The-
                                                         Options/SARs on        Money Options/SARs on
                                                       December 31, 1997(#)      December 31, 1997($)
-------------------     ---------------   -----------   -------------------- --------------------------------
                        Shares Acquired   Value Real-       Exercis-
     Name               on Exercise(#)    ized($)(2)   able/Unexercisable(3)  Exercisable/Unexercisable(3)(4)
-------------------     ---------------   -----------   -------------------- --------------------------------
William J. Hudson,
Jr.................        4,861            118,880       220,000/216,902         1,980,350/643,799

James E. Marley....        2,520            115,290       157,000/156,600         1,447,813/325,188

Robert Ripp........            0                  0        40,000/67,300            252,500/137,063

Juergen W. Gromer..       11,103            282,606        15,600/64,200             98,475/120,400

John E. Gurski.....          621             21,425        44,800/58,600            402,425/127,925

--------------------
      (1) Exercises shown in this table relate to stock bonus units (SARS) granted under the Company's Bonus Plan (Stock Plus Cash) ("Bonus Plan"), which preceded the 1993 Plan, and to both stock bonus units (SARS) and stock options awarded under the 1993 Plan.


          With respect to stock bonus units granted under the Bonus Plan and the 1993 Plan, the incentive compensation is based on stock price appreciation in the form of freestanding SARs payable in the Company's Common Stock or occasionally, in the discretion of the Company, in cash. Each employee designated by the Board of Directors to participate in the Bonus Plan was credited with stock bonus units having a designated value per unit of not less than 95% of the closing price of the Common Stock on the New York Stock Exchange on the award date. Under the 1993 Plan, the stock bonus units have a designated value per unit of not less than 95% of the average price of the Common Stock on the New York Stock Exchange Composite Tape for the 10 trading days immediately prior to the award date. The 1993 Plan is more fully described in footnote 1 to the table entitled "Options/SAR Grants in 1997" on pages__ of this Consent Revocation Statement.


          Bonus computations are made on the 4th through 6th anniversaries of the award date for one-third of each participant's stock bonus units. Bonus computations for stock bonus units granted under the Bonus Plan are made using the greater of the increase in the market price of the Common Stock (a) over the designated value, as established on the award date, or (b) over an adjusted designated value. The adjusted designated value is 95% of an amount determined by discounting the market price of the Common Stock on the computation date by a percentage (not to exceed 7.5% per year) equal to one-half of the Company's compound average annual growth rate in earnings per share during the period between the award date and the computation date. Bonus computations for stock bonus units granted under the 1993 Plan are made by simply using the increase in the market price of the Common Stock over the designated value as established on the award date. The bonus typically paid in stock under either plan ("Stock Bonus") is the number of shares of the Common Stock having an aggregate market value on the computation date equivalent to the amount computed as described above.

          A cash bonus is also paid under both the Bonus Plan and the 1993 Plan. For awards under the Bonus Plan that were made between January 27, 1988 and June 30, 1993, the cash bonus is an amount sufficient to pay the anticipated United States income tax with respect to both the Bonus Plan Stock Bonus and the cash bonus as determined at the time of the distribution of the bonuses, not to exceed an amount that is 50% of the value of the Bonus Plan Stock Bonus. The cash bonus under the 1993 Plan is described in footnote 1 of the table entitled "Options/SAR Grants in 1997" on pages __ of this Consent Revocation Statement. The amounts of the cash bonus paid in 1997 based on distributions made in that year under these plans are included in column (e), "Other Annual Compensation", of the Summary Compensation Table on page __ of this Consent Revocation Statement.

          In view of the foregoing, "exercises" for purposes of this table are deemed to be the Stock Bonus computations that are made on the 4th through 6th anniversaries of the award date for one-third of each participant's stock bonus units granted in an award under the Company's Bonus Plan and 1993 Plan, together with stock options under the 1993 Plan that were exercised during 1997. The stock options awarded under the 1993 Plan are described in footnote of the table entitled "Options/SAR Grants in 1997" on pages __ of 1 this Consent Revocation Statement.

      (2) "Value Realized" includes the amount of appreciation realized upon exercise of stock options under the 1993 Plan, together with the Stock Bonus paid under the Bonus Plan and the 1993 Plan based on stock price appreciation. The figures reported in this column do not include the cash bonus as described in footnote 1 above.

      (3) The stock bonus units (SARS) awarded under the Bonus Plan and the 1993 Plan are not exercised by the participants, but are paid based on bonus computations made on the 4th through 6th anniversaries of the award date for one-third of each participant's stock bonus units.

      (4) These values relate only to stock options granted under the 1993 Plan and the Stock Bonus described in footnote 1 above under both the Bonus Plan and the 1993 Plan. A cash bonus under the Bonus Plan and the 1993 Plan is also paid as previously described, but is not included in the values disclosed in this column. With respect to Stock Bonuses under the Bonus Plan, these values also have been calculated based on the designated values for the respective awards and without regard to adjusted designated values, as those terms are defined under the Bonus Plan and described in footnote 1 above.

RETIREMENT BENEFITS

      The Company maintains a pension plan ("Pension Plan") for its employees that is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"). The Pension Plan has been noncontributory since January 1, 1991. Prior to January 1, 1994 the Pension Plan was a career average defined benefit plan under which, for each year of covered service with the Company, an employee accrued a benefit equal to 1.67% of his or her current base earnings. The Pension Plan also included an alternative formula that updated pension benefits for prior service based on most-recent 3 years average base earnings rates. An employee received the greater of the benefit the employee had otherwise earned under the Pension Plan or the benefit calculated under the alternative formula based on most-recent average base earnings and years of credited service.

      Effective as of January 1, 1994 the Company amended the Pension Plan to provide benefits based on final average base earnings and total years of credited service at retirement. The final average base earnings is determined based on the average of the year-end annual earnings rates for the 3 years that represent the employee's highest 3 years average during such employee's last 10 years of service. The benefit is calculated by adding (1) 1.0% of such final average base earnings, up to the then-current Social Security covered compensation level ($31,128 in 1998), multiplied by the employee's credited years of past service (not to exceed 35 years), (2) 1.5% of such final average base earnings in excess of the Social Security covered compensation level, multiplied by the employee's credited years of past service (not to exceed 35 years), and (3) 1.2% of such final average base earnings, multiplied by the number of the employee's credited years of past service in excess of 35 years. Credited years of past service are counted back to age 21 and one year of service for participants who joined the Pension Plan when first eligible, otherwise back to the date of actual enrollment in the Pension Plan. Employees who were age 60 or older as of January 1, 1994 will receive the higher of the benefit under the prior career average defined benefit approach or the benefit under the new final average base earnings method.

      Earnings used to calculate benefits under the Pension Plan are restricted to (a) annual base salary, including amounts deferred under the Company's Employee Savings and Thrift Plan, amounts applied to the employee portion of the welfare benefit plan premiums pursuant to a salary reduction agreement, and amounts credited to health care and dependent care flexible spending accounts pursuant to a salary reduction agreement and (b) for individuals paid on a commission basis, annual base salary (as described above) plus commissions, but commissions are included only to the extent that the sum of the annual base salary and commissions does not exceed a designated amount. Normal Retirement Date under the Pension Plan is defined as age 65, but there is no actuarial reduction of a participant's pension for early retirement between the ages of 60 and 65.

      The Pension Plan also provides for a special pension benefit formula that would be used to recalculate benefits in the event of a change in control of the Company. The special formula, which the Company plans to review and modify from time to time as the funding status of the Pension Plan warrants, is intended to ensure that excess Pension Plan assets at the time of a change in control are used to provide increased retirement benefits for covered employees. The special formula is similar in design to the final average earnings formula described above under the amended Pension Plan, with the 1%, 1.5% and 1.2% factors replaced by 1.25%, 1.75%, and 1.67%, respectively.

      In accordance with Code requirements, the Pension Plan limits the maximum amount of annual compensation that may be taken into account under the Pension Plan ($160,000 in 1998) and the maximum annual employer provided benefit that can be paid under the Pension Plan ($130,000 in 1998). The Company maintains a supplemental employee retirement program ("SERP") pursuant to which certain employees whose retirement benefits otherwise payable under the Pension Plan are limited by these Code restrictions will receive payment of a supplemental pension from non-Pension Plan sources. The total benefit payable under both the Pension Plan and the SERP is calculated without regard to the Code limitations applicable to the Pension Plan using the same pension formula(s) applicable under the Pension Plan and using a 3 years average of both base earnings and annual cash bonus (whether paid or deferred). The total benefit thus calculated, reduced by the restricted benefit actually payable from the Pension Plan, is the benefit payable from the SERP.

      The following table shows the combined annual retirement benefit payable to the Company's executive officers named in the Summary Compensation Table, except Mr. Gromer, under both the Pension Plan and the SERP, as amended effective January 1, 1994, upon normal retirement, based on the indicated amount of final average remuneration and number of credited years of service. Mr. Gromer's annual retirement benefit is calculated under the terms of a retirement plan maintained by AMP Deutschland that is similar in design to the U.S. Pension Plan described above. As of January 1, 1998, Mr. Gromer's accrued annual retirement benefit payable upon normal retirement (age 65) under the AMP Deutschland plan was $271,118, based upon the average monthly conversion rate for January 1998, calculated as described in footnote 9 to the Summary Compensation table on page __ of this Consent Revocation Statement.

                            PENSION PLAN TABLE (4)


                                        YEARS OF SERVICE (1)(3)
                        ----------------------------------------------------
Remuneration (2)
----------------          15       20       25       30       35       40
                        ------   -------  -------  -------  -------  -------
$400,000..............   87,665  116,887  146,109  175,331  204,553  228,553
450,000...............   98,915  131,887  164,859  197,831  230,803  257,803
500,000...............  110,165  146,887  183,609  220,331  257,053  287,053
550,000...............  121,415  161,887  202,359  242,831  283,303  316,303
600,000...............  132,665  176,887  221,109  265,331  309,553  345,553
650,000...............  143,915  191,887  239,859  287,831  335,803  374,803
700,000...............  155,165  206,887  258,609  310,331  362,053  404,053
750,000...............  166,415  221,887  277,359  332,831  388,303  433,303
800,000...............  177,665  236,887  296,109  355,331  414,553  462,553
850,000...............  188,915  251,887  314,859  377,831  440,803  491,803
900,000...............  200,165  266,887  333,609  400,331  467,053  521,053
950,000...............  211,415  281,887  352,359  422,831  493,303  550,303
1,000,000.............  222,665  296,887  371,109  445,331  519,553  579,553
1,050,000.............  233,915  311,887  389,859  467,831  545,803  608,803
1,100,000.............  245,165  326,887  408,609  490,331  572,053  638,053
1,150,000.............  256,415  341,887  427,359  512,831  598,303  667,303
1,200,000.............  267,665  356,887  446,109  535,331  624,553  696,553
1,250,000.............  278,915  371,887  464,859  557,831  650,803  725,803
1,300,000.............  290,165  386,887  483,609  580,331  677,053  755,053
1,350,000.............  301,415  401,887  502,359  602,831  703,303  784,303
1,400,000.............  312,665  416,887  521,109  625,331  729,553  813,553
1,450,000.............  323,915  431,887  539,859  647,831  755,803  842,803
1,500,000.............  335,165  446,887  558,609  670,331  782,053  872,053
1,550,000.............  346,415  461,887  577,359  692,831  808,303  901,303
1,600,000.............  357,665  476,887  596,109  715,331  834,553  930,553
1,650,000.............  368,915  491,887  614,859  737,831  860,803  959,803
1,700,000.............  380,165  506,887  633,609  760,331  887,053  989,053


      (1) Effective in April 1997, Mr. Ripp became a participant under the newly created AMP Incorporated Supplemental Executive Pension Plan, which was implemented to provide a competitive annual retirement benefit to executives, such as Mr. Ripp, who are first employed by the Company mid-to late-career. Under this plan, Mr. Ripp's annual retirement benefit at Normal Retirement Date is the greater of the combined annual retirement benefit payable under the Pension Plan and the SERP, as described above, or 30% of his highest 3 years average of base compensation and annual cash bonuses.

      (2) The compensation covered by the combination of the Pension Plan and SERP includes the employee's final average earnings, as determined by the average of the 3 years that represents the employee's highest base earnings during such employee's last 10 years of service, together with the average of the employee's annual cash bonus payments also paid in such 3 years. In the case of the named executive officers other than Mr. Gromer, the annual base earnings considered in such a determination includes the amount of salary and bonus shown in columns (c) and (d) of the Summary Compensation Table on page __ of this Consent Revocation Statement.

      (3) The current estimated credited years of service for the named executive officers, except J. Gromer, discussed above, are as follows: W. J. Hudson, Jr. - 32 years; J. E. Marley - 33.5 years;
          R. Ripp - 3.3 years; and J. Gurski - 24.5 years. The estimated credited years of service for the named executive officers, except J. Gromer, discussed above, at the Normal Retirement Date are as follows: W. J. Hudson, Jr. - 33.42 years; J. E. Marley -
          36.08 years; R. Ripp - 11.92 years; and J. Gurski - 32.5 years.

      (4) The retirement benefit shown in the Pension Plan Table is a straight life annuity amount and is not subject to any reduction for Social Security or other offset amounts. However, as required by law, the form of payment for married employees under the Pension Plan is a 50% joint and survivor annuity, which is typically less than the straight life annuity amount.

                   SECURITY OWNERSHIP OF EXECUTIVE OFFICERS

      In order to further align the interests of the Company's executives with increasing the long-term value of the Company, in January 1995 the Company implemented Stock Ownership Guidelines for Senior Management ("Stock Guidelines"). The Stock Guidelines apply to approximately 130 executives presently participating in the Stock Option or SAR segment of the 1993 Long-Term Equity Incentive Plan. Affected executives are encouraged to directly own a minimum number of real or phantom shares of stock, the value of which is expressed as a multiple of the executive's annualized base salary. The multiplier ranges from 4 times salary for the Chairman and the CEO and President, to .5 times base salary for executives in less senior management positions. Executives are expected to comply with the Stock Guidelines within a 5-year period.


      The AMP equity security ownership as of August 20, 1998 by the named executive officers and all the executive officers and directors of the Company on that date is as follows:


                                                                                      Total
                                        Amounts and         Beneficial   Amount of   Beneficial
                                          Nature            Ownership     Phantom      and
                                       of Beneficial          as a        Ownership   Phantom
  Title of       Name and Address        Ownership           Percent      (shares)   Ownership
    Class       of Beneficial Owner      (shares)            of Class       (2)      (shares)
-------------   -------------------   ---------------       ----------   ---------   --------
Common Stock    William J. Hudson, Jr.  409,138(1)(3)       less than 1   35,957      445,095
                Harrisburg,
                Pennsylvania

Common Stock    James E. Marley         315,100(4)          less than 1   26,453      341,553
                Harrisburg,
                Pennsylvania

Common Stock    Robert Ripp             170,643(3)          less than 1   16,314      186,957
                Harrisburg,
                Pennsylvania

Common Stock    Juergen W. Gromer        70,454(3)          less than 1   226         70,680
                Langen, Germany

Common Stock    John E. Gurski           116,197(3)         less than 1   12,826      129,023
                Harrisburg,
                Pennsylvania

Common Stock    All Executive          2,806,121(1)(3)(4)    1.34         129,379     2,935,500
                Officers
                (16 persons)
                and Directors as a
                Group

--------------
      (1) A portion of the shares reported for 16 executive officers are held in the Company's Employee Savings and Thrift Plan. Through further contributions to this plan, all 16 executive officers may acquire an undeterminable number of additional shares within 60 days after August 20, 1998.

      (2) Numbers in this column include phantom shares credited to executive officers under a deferred compensation plan and/or in association with dividend reinvestment of Performance Restricted Shares issued to designated officers. Pursuant to the deferred compensation plan, designated executive officers may defer receipt of up to 50% of their annual base salary and all officers of the Company may defer receipt of all or a portion of their annual cash bonus. Deferred compensation may be allocated to a phantom AMP Common Stock account, as described in footnote 1 to the Summary Compensation Table on page __ of this Consent Revocation Statement. Dividends earned on Performance Restricted Shares are credited to the executive officer's account and are deemed to be invested in phantom shares of Common Stock. These phantom shares vest only when, and to the extent the associated Performance Restricted Shares vest, as described in footnote 3 to the Summary Compensation Table on page __ of this Consent Revocation Statement.

      (3) In addition, a total of 8,569 shares are held by immediate family members of four executive officers, either directly or in a custodial account over which the executive officer has voting and dispositive powers; the executive officers disclaim beneficial ownership. Additionally, a director has a 2% residual beneficial interest, but no voting or dispositive powers in a trust that holds 7,392 shares of Common Stock of the Company. Of the beneficial ownership reported in this number, 15,791 and 120,000 shares are held by a director in two limited partnerships over which he shares voting and dispositive powers, and another director holds 1,400 shares in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers. Also, eight directors hold a total of 80,000 options, some of which are exercisable within 60 days after August 20, 1998 and are reported in this number, and sixteen executive officers hold a total of 1,607,745 options, some of which are exercisable within 60 days after August 20, 1998 and are reported in this number. Vesting of stock options will accelerate upon a change of control. The number does not include 27,602 Stock Bonus Units granted to the executives, none of which will convert within 60 days of August 20, 1998. Of the total number of options held by executive officers and described above, 419,500 are held by Mr. Hudson, of which 61,800 have been transferred to a family limited partnership.

      (4) Shares owned by all executive officers and directors as a group do not include shares owned by Mr. Marley, who retired as an executive officer and director on August 20, 1998. Members of the immediate family of Mr. Marley own 211 shares of Common Stock of the Company; Mr. Marley disclaims beneficial ownership of this stock. Additionally, 499 shares of Common Stock of the Company are owned by a member of the immediate family of Mr. Marley in a custodial account over which Mr. Marley has voting and dispositive powers; Mr. Marley disclaims beneficial ownership of this stock.

PERFORMANCE GRAPH

      The graph shown below depicts the cumulative total shareholder return (assuming a $100 investment and dividend reinvestment) during the 5-year period from 1992--1997 for the Common Stock of the Company compared to the cumulative total return during the same period for the Standard & Poor's 500 Stock Index, the peer group index contained in the Company's 1997 Proxy Statement ("Prior Peer Group") and the peer group index to be included in this Consent Revocation Statement and future Proxy Statements ("New Peer Group"). The Prior Peer Group was established in 1996 and essentially consisted of the companies included in the Electrical Equipment industrial classification of Standard & Poor's, together with the publicly-held competitors of the Company that were not included in that classification.

      The New Peer Group also contains the companies included in the Electrical Equipment industrial classification of Standard & Poor, together with publicly-held competitors of the Company that are not included in such classification. The New Peer Group does not include one company listed in Standard & Poor's Electrical Equipment industrial classification, General Electric Co. ("GE"), because of GE's dissimilar market capitalization and overall product offering. GE also was not part of the Prior Peer Group. Differences between the Prior Peer Group and the New Peer Group are: the addition of Berg Electronics Corp., a competitor of the Company that became publicly-held in 1996; the addition of Belden, Inc., a competitor in one of the Company's emerging product lines; the removal of Augat Inc. due to Thomas & Betts Corp.'s acquisition of Augat Inc. in 1997; the deletion of Elexsys Intl. Inc. due to Sanmina Company's acquisition of Elexsys Intl. Inc. in 1997; and the deletion of Westinghouse Electric Corp. (now part of CBS Corp.) because it no longer is included in Standard & Poor's Electrical Equipment industrial classification. Further, ADC Telecommunications, Inc. and Altron Inc. are not part of the New Peer Group because they are not included in Standard & Poor's Electrical Equipment industrial classification and, while these companies have some product lines that compete with some of the Company's product lines, overall the Company believes these companies do not adequately represent the Company's industries and do not provide a valid comparison of performance. The Company believes the New Peer Group is representative of the Company's industries and provides a valid comparison of performance.


                      CUMULATIVE TOTAL SHAREHOLDER RETURN
                                    1992-97


               $300
                                          Base         Period Indexes / Cumulative Returns

               $275     Company/Index     1992       1993     1994     1995     1996     1997
                        Name
                        ---------------  ------     ------   ------   ------   ------    -----
                        AMP Incorporated  100       111.76   132.01   142.08   146.24    163.85
               $250     S&P 500           100       110.08   111.53   153.45   188.68    251.63
                        New Peer Group    100       109.55   115.65   151.96   192.19    226.39
                        Prior Peer Group  100       110.69   115.17   115.17   195.09    241.93

               $225

               $200
TOTAL
SHAREHOLDER    $175
RETURNS(3)
(DOLLARS)      $150
                        AMP   _______________
                        S&P 500 ......................
               $125     New Peer Group ___.___ (2)
                        Prior Peer Group __ __ __ (1)

               $100
                      -------------------------------------------------------------------------
                       92           93        94             95         96         97


-----------
(1) The Prior Peer Group includes the following companies:

          ADC Telecommunications Inc.     Honeywell, Inc.
          Altron Inc.                     Hubbell Inc.,-- CL B
          Amphenol Corp.                  Methode Electronics-- CL A
          Augat Inc.                      Molex Inc.
          Elexsys Intl. Inc.              Raychem Corp.
          Emerson Electric Co.            Robinson Nugent Inc.
          General Signal Corp.            Thomas & Betts Corp.
          Grainger (W W) Inc.             Westinghouse Electric Corp.

(2) The New Peer Group includes the following companies:


          Amphenol Corp.                  Hubbell Inc. -- CL B
          Belden, Inc.                    Methode Electronics -- CL A
          Berg Electronics Corp.          Molex Inc.
          Emerson Electric Co.            Raychem Corp.
          General Signal Corp.            Robinson Nugent Inc.
          Grainger (W W) Inc.             Thomas & Betts Corp.
          Honeywell Inc.


(3) The Total Shareholder Return assumes a fixed investment of $100 in the AMP Common Stock or indicated index, and a reinvestment of dividends. The total return of each company included in the S&P 500, the Prior Peer Group and the New Peer Group indexes has been weighted in accordance with the company's market capitalization as of the beginning of the year reported. The weighting was accomplished by:
      (i) calculating the market capitalization for each company at the beginning of the respective calendar year based on the closing stock price and outstanding shares; (ii) determining the percentage that each such market capitalization represents against the total of such market capitalizations for all companies included in the index; and
      (iii) multiplying the percentage determined in (ii) above by the total shareholder return of the company in question for the year being reported.

             THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION


      The Compensation and Management Development Committee of the Board of Directors (the "Compensation Committee"), among other responsibilities, has responsibility for the Company's executive compensation program. The Committee, which is composed entirely of outside directors, is chaired by Mr. Ralph D. DeNunzio, President, Harbor Point Associates, Inc. The other Committee members in 1997 were Mr. Dexter F. Baker (who served as director of AMP until April 22, 1998), Retired Chairman and CEO, Air Products and Chemicals, Inc.; Mr. John C. Morley, President of Evergreen Ventures, Ltd. and Retired President and CEO, Reliance Electric Company; and Mr. Paul G. Schloemer, Retired President and CEO, Parker Hannifin Corporation.


      Included within the Committee's executive compensation oversight charter are the review and approval of salary levels and salary increases for executive officers, annual Management Incentive Plan cash bonus awards for officers and other key executives, performance restricted stock and stock option awards under the 1993 Long-Term Equity Incentive Plan, and any special benefit programs affecting officers and key executives such as supplemental retirement plans, deferred compensation plans, change of control agreements and other plans. The Committee in appropriate cases makes recommendations to the Board of Directors on matters involving executive compensation.

      The overriding objectives of the Company's executive compensation program are to attract and retain qualified executive leadership and to reward performance that creates shareholder value. In furtherance of these objectives, the Company's executive compensation philosophy is (1) to deliver base salary compensation that is kept competitive with the executive's counterparts in the electrical/electronics industry and industry in general and (2) to provide short-, intermediate-, and long-term incentive compensation plans that supplement base salary and that correlate to the growth, success and profitability of the Company. As explained below in greater detail, these at-risk, performance-based incentive compensation plans directly align the interests of the Company's executives with its shareholders and form a significant portion of the total compensation opportunity for all officers and key executives.


      The Company annually reviews for the Committee's consideration compensation surveys and other published compensation data covering comparably-sized companies in both the electrical/electronics industry and industry in general to assess whether its executive base salary ranges and total compensation opportunities remain competitive. Where they do not remain competitive, appropriate adjustments are made. In this process of comparing the Company's executive compensation levels and practices against those of other companies, the compensation levels and practices at the companies comprising the New Peer Group Index in the Performance Graph on pages _______ of this Consent Revocation Statement are periodically reviewed separately, but due to the small sample size the New Peer Group data alone is not used as the primary comparative benchmark. Rather, the comparative data relied upon by the Committee is drawn from broader surveys of comparably-sized companies in the electrical/electronics industry and industry in general, which surveys include 7 of the 13 New Peer Group companies.


      The salaries, and any periodic increases thereof, of the Chairman and the CEO are determined by the Board of Directors of the Company based on recommendations made by the Committee. These officers in turn recommend the salary adjustments for the other executive officers, with the review and oversight of the Committee. The level of base salary compensation for officers and key executives is determined by both their scope of responsibility and the competitive salary ranges established by the survey process described above. Periodic increases in base salary are dependent on the individual's performance in his or her position for a given period, on the individual's competency, skill and experience, and on the growth of salary levels both inside and outside the Company.

      The AMP Management Incentive Plan provides opportunity for annual cash bonuses based on two or more of the following weighted performance components: (1) overall corporate performance for a given year, adjusted to net out extraordinary, non-recurring gains or losses and then compared against corporate performance targets for the year (this component is weighted 80% for named executive officer participants such as the CEO with corporate-wide responsibilities and 60% for those named executive officers with specific unit responsibilities); (2) operating unit performance for a given year measured against operating unit income and AMP value added (AVA) targets for the year (this component is weighted 20% for named executive officer participants with specific operating unit responsibilities); and
(3) individual performance for a given year measured against individual performance objectives for such year (this component is weighted 20% for all named executive officer participants). For the named executive officers, the corporate performance component of the Management Incentive Plan annual cash bonus is based on attainment of an earnings per share
(EPS) target. The Committee sets the EPS target for the year at the start of each year, with the review of the Board of Directors, and also sets the individual performance objectives of the Chairman and the CEO. In addition to setting the EPS target, the Committee assigns to each participant under the Management Incentive Plan minimum, target and maximum bonus percentages, which vary from participant to participant to reflect competitive practice and the scope of the participant's responsibility. Actual corporate and unit performance between 90% and 120% of the target performance levels results in a bonus calculation that ranges between the participant's assigned minimum and maximum bonus percentages. The EPS target for 1997 was set at $2.25, which target performance was to be exclusive of any EPS impact resultant from planned 1997 changes in accounting methods. The actual EPS performance for 1997 (adjusted for plan purposes) was $2.23. In keeping with the pay-for-performance design and intent of the Management Incentive Plan, this 1997 EPS performance resulted in a bonus being paid for 1997 under the Management Incentive Plan's corporate performance component to the named executive officers at a level that fell between their respective minimum and target bonus levels. The unit and individual performance targets for 1997 and the actual unit and individual performance results for 1997 varied widely between units and individuals.

      In granting long-term incentive awards during 1997, the Committee gave considerable weight to the annual long-term incentive award levels and practices of a diverse range of over 350 major companies that participated in the Towers Perrin survey of long-term incentive compensation practices. Of the 13 companies comprising the New Peer Group Index in the Performance Graph on pages _______ of this Consent Revocation Statement, 7 were included in this Towers Perrin survey. The Company's long-term incentive award levels for 1997 were generally set at between the 50th and the 75th percentile of the award levels reflected in the Towers Perrin Survey.

      Long-term incentive compensation awards in the form of performance restricted shares and stock options were made by the Committee in 1997 under the 1993 Long-Term Equity Incentive Plan. The named executive officers and the other officers who comprise the Company's Global Planning Committee received a 1997 long-term incentive award that was split so that approximately 50% of the value of the 1997 award was provided in the form of performance restricted shares, with the balance provided in the form of stock options. All other recipients of a 1997 long-term incentive award received 100% of the award in the form of stock options.

      The performance restricted shares granted in 1997 will be forfeited at the end of 1999 if the Company fails to attain for the three-year period from January 1, 1997 through December 31, 1999 a minimum average annual level of return on equity ("ROE") that was set by the Committee at the beginning of 1997. For this purpose, the Company's annual ROE result for each of the three years will be separately determined, totaled, and divided by three to determine the average annual ROE. If the average annual ROE over the three-year period is at least equal to this minimum level, then the extent to which the performance restricted shares granted in 1997 will become vested at the end of 1999 will be determined by the Company's average annual earnings growth rate over the same three-year period. A target level of average annual earnings growth over the three-year period was set by the Committee at the beginning of 1997, and average annual earnings growth between 0% and this target level will result in vesting of the performance restricted shares that ranges proportionately from 0% to 100%. The Committee also set a super- target level of average annual earnings growth at the beginning of 1997, and average annual earnings growth between the target level and the super-target level will result in vesting of the performance restricted shares that ranges proportionately from 100% to 200%. Performance restricted shares that are forfeited at the end of 1999 either because of the Company's failure to attain the minimum average annual ROE level or to attain the target level of average annual earnings growth will be canceled and revert to the Company.

      In general, the stock options granted in 1997 vest on the third anniversary of the grant date, are exercisable thereafter until the tenth anniversary of the award date, and have an exercise price equal to the award date fair market value of a share of the Company's Common Stock.

      In 1995, with the review and approval of the Committee, the Company implemented formal share ownership guidelines applicable to its key executives. By the end of a phase-in period, the guidelines require that the Chairman and the CEO each own real or phantom shares of Company Common Stock with a value of at least four times annual base salary. The guideline applicable to the other named executive officers is ownership of shares with a value of at least three times annual base salary. The primary intent of these guidelines is to significantly increase the extent to which the personal wealth of the Company's executives is directly linked to the performance of the Company's Common Stock, thereby materially expanding the community of interest between the executives and the Company's shareholders.

      Section 162(m) of the Internal Revenue Code imposes a $1,000,000 per year per named executive officer limitation on the amount of non-performance based compensation that can be paid and deducted by the Company. The Company's policy with respect to this limitation is to maximize the deductibility of all compensation paid to each named executive officer by (1) delivering compensation to named executive officers that to a substantial extent meets the Code Section 162(m) definition of performance-based compensation and (2) affording the named executive officers the opportunity to defer receipt of compensation to years after their retirement. In furtherance of this policy, the Company's Management Incentive Plan, under which the named executive officers have an opportunity to earn an annual cash bonus, and the 1993 Long-Term Equity Incentive Plan, under which the named executive officers receive long-term incentive compensation awards, have been designed and are administered so that all or a significant portion of the compensation received pursuant to such plans will qualify as performance-based compensation within the meaning of Section 162(m). In addition, the Company has implemented a Deferred Compensation Plan under which the named executive officers may defer receipt of up to 50% of annual base salary and up to 100% of annual cash bonus amounts. All compensation paid to the named executive officers in 1997 was deductible and it is anticipated that all compensation to be paid to named executive officers in 1998 will be deductible.

1997 CEO COMPENSATION

      Mr. Hudson's base salary rate per annum for 1997 remained at the same level that was in effect for 1996, $810,000. In deciding not to adjust Mr. Hudson's salary for 1997, the Committee considered primarily the Company's disappointing growth and performance in 1996.

      Mr. Hudson's assigned minimum, target, and maximum annual cash bonus percentages under the Management Incentive Plan for 1997 were 10%, 65% and 100%, respectively. Accordingly, Mr. Hudson had the potential to earn an annual bonus of up to 100% of base annual salary if the Company were to attain 120% or more of the $2.25 EPS target and Mr. Hudson were to fully accomplish his individual performance targets. Based on the Company's adjusted EPS performance for 1997 and the Committee's assessment of Mr. Hudson's individual performance, Mr. Hudson's aggregate bonus under the Plan for 1997 was 66% of his base salary, or $534,600.

      On July 22, 1997 Mr. Hudson was awarded 63,900 stock options (2,100 incentive stock options and 61,800 non-qualified stock options) under the 1993 Long-Term Equity Incentive Plan, all with an exercise price of $47.00. These options will first be exercisable July 22, 2000 and remain exercisable to July 22, 2007. On the same date, Mr. Hudson was also awarded 39,600 performance restricted shares of Common Stock of the Company under the 1993 Long-Term Equity Incentive Plan. These shares will either vest or be forfeited at the end of 1999 based on the Company's performance in 1997, 1998 and 1999 with respect to average annual return on equity and average annual earnings growth targets that were set by the Committee. In making these long-term incentive awards, the Committee's intent was to continue a practice begun in 1993, when the Company's first stock option plan became effective, of increasing the proportion of stock-based compensation in the total compensation package of the Company's senior executive officers, particularly the CEO, thereby further increasing the executives' community of interest with the Company's shareholders. The aggregate long-term incentive award levels set for Mr. Hudson in 1997 were at approximately the 60th percentile of comparable long-term incentive award recipients reflected in Towers Perrin survey data relied upon by the Committee. Since the 1993 inception of the Long-Term Equity Incentive Plan, Mr. Hudson has been granted a total of 425,500 stock options and 111,500 performance restricted shares of Common Stock of the Company.

      As of the end of 1997, a portion of the initial performance restricted share grant made to Mr. Hudson in 1995 under the 1993 Long-Term Equity Incentive Plan was vested based on the Company's performance over the three-year period of 1995, 1996 and 1997. The Company's average annual ROE over the three-year period, adjusted for Plan purposes, exceeded the minimum threshold that had been set by the Committee in 1995, and the Company's average earnings growth rate over the three-year period, as defined for Plan purposes, of 8.42% resulted in Mr. Hudson becoming vested in 56.13%, or 14,033, of the 25,000 performance restricted shares (plus 56.13%, or 869, of the related dividend reinvestment shares) that had been granted to him in 1995. The unvested 10,967 share balance of the 25,000 share grant (along with the 679 share balance of the related dividend reinvestment shares) was forfeited back to the Company.

      In April 1992, Mr. Hudson had been awarded 12,200 stock bonus units under the Company's former Stock Plus Cash Bonus Plan, with a designated value of $27.88 and an unspecified cash bonus percentage (not in excess of 50%) to cover United States taxes on the payout, and in April 1993, Mr. Hudson had been awarded 20,000 stock bonus units under the Company's former Stock Plus Cash Bonus Plan, with a designated value of $28.50 and an unspecified cash bonus percentage (not in excess of 50%) to cover United States taxes on the payout. In April 1997, when the fair market value of a share of the Company's Common Stock had increased to $34.50, 4,066 of the 12,200 1992 stock bonus units and 6,666 of the 20,000 1993 stock bonus units matured, resulting in a stock bonus payment to Mr. Hudson of 2,061 shares of Common Stock of the Company and a cash payment of $35,608. In making these payout calculations, the award date designated value of $28.50 per stock bonus unit was used to determine the spread applicable to the maturing April 1993 stock bonus units in lieu of the alternative designated value defined under the Plan, but the alternative designated value defined under the Plan of $26.84 was used to determine the spread applicable to the maturing April 1992 stock bonus units in lieu of the April 1992 award date designated value of $27.88. The Plan's alternative designated value, which is based on earnings per share growth between the award date and the maturity date, is used in payout calculations whenever it would result in a greater stock bonus payout than would the award date designated value. (For an explanation of the alternative designated value, see footnote 1 to the Aggregated Option/SAR Exercises in 1997 and FY-End Option/SAR Values Table, pages ________).

      The Compensation and Management Development Committee:

      Dexter F. Baker   Ralph D. DeNunzio, Chairman
      John C. Morley    Paul G. Schloemer



                TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
                       ARRANGEMENTS AND RELATED MATTERS

Executive Severance Agreements

      The Company has entered into agreements (the "Executive Severance Agreements") with the named executive officers and certain other executive officers to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. The terms of the agreements provide that, in the event of a change of control, as previously defined on page ____ of this Consent Revocation Statement, and the termination of the executive's employment at any time during the 2-year period thereafter, the executive will be paid a lump sum equal to a multiplier of 1, 2 or 3 times the sum of his highest salary rate in effect during the 12 months prior to termination of employment and his highest annual bonus paid during the prior 3-year period, together with payment of an amount necessary to pay any excise tax, and any taxes thereon, due on the lump sum or other payment. If the AlliedSignal Offer is consummated or if the AlliedSignal Nominees are elected, a "change in control" within the meaning of such agreements will occur.

      Additionally, upon a change of control: (i) all awards that the executive has received under any bonus plans he is participating in will be immediately vested and either paid or exercisable, as appropriate; (ii) the executive will be paid in cash installments per the terms of the applicable contract for all restricted stock, if any, issued by contract; (iii) he will be vested in deferred compensation matching amounts; and (iv) he will receive continuation of any existing split dollar life insurance policy until the latter of the policy anniversary date following the executives 65th birthday or the 15th anniversary of the policy. Upon a change of control and termination of the executive's employment within 2 years thereafter, the executive also shall be vested in all pension benefits based on the highest annual salary rate in effect during the 12 months prior to termination of employment with respect to the pension plan and, with respect to the pension restoration plan, the amount of compensation on which the lump sum severance payment described above is calculated, plus an additional accrual for 1, 2 or 3 years; shall receive the conversion of the executives group term life insurance policy, if any, to a fully paid permanent life insurance policy remaining in effect for 1, 2 or 3 years at the Company's cost; and shall receive continuation of health, dental, and disability benefits until the latter of 1, 2 or 3 years, attainment of the age or other condition at which the benefits discontinue according to the terms of the related plan, reduced to the extent of comparable benefits provided by a new employer without cost.


      On August 20, 1998, the Compensation Committee authorized certain amendments to the Executive Severance Agreements. Each of the Executive Severance Agreements had provided that (1) "Stock plus Cash" awards (stock bonus units) would be fully cashed out on a change of control and (2) if the executive is party to a restricted stock agreement, in the event of a change of control a cash payment would be made for restricted shares on the date(s) the shares would otherwise have vested. As a result of these amendments, the Executive Severance Agreements will provide that if these cashout provisions would adversely affect AMP's ability to consummate a transaction which is to be accounted for as a pooling of interests, (i) stock bonus units would be paid out in stock rather than cash, and (ii) restricted stock would not be cashed out; rather, the shares would be canceled and the appropriate number of unrestricted shares would be delivered on the otherwise applicable vesting dates.

      On August 20, 1998, the Compensation Committee authorized amendments to certain restricted stock agreements. Two executives of AMP who are not parties to an Executive Severance Agreement are parties to restricted stock agreements. These restricted stock agreements provide that they will terminate upon the occurrence of certain events, including the occurrence of certain mergers or the date on which AMP's stock is no longer listed for trading on a national securities exchange. If the restricted stock agreements terminate for one of the reasons specified above, any unvested shares would be cashed out, with payments being made on the applicable vesting dates. As a result of these amendments, the restricted stock agreements will provide that, in the event these cashout rovisions would preclude AMP from entering into a transaction which would be accounted for as a pooling of interests, the restricted stock would not be cashed out; rather, the shares would be canceled and the appropriate number of unrestricted shares would be delivered on the otherwise applicable vesting dates.


Related Matters

      At meetings of the Compensation Committee of the Board or of the entire Board held on the dates set forth below, the Compensation Committee and/or the Board, in connection with certain existing employee benefit plans and arrangements, took the actions described below.


      Annual Equity Award Grants

      On July 21, 1998, the Compensation Committee made its customary annual grant of option and Performance Restricted Share awards under AMP's 1993 Long-Term Equity Incentive Plan (the "1993 Plan"). Options to purchase an aggregate of 2,606,200 shares of Common Stock were granted (the "1998 Grant"), each of which vests 100% at the end of three years, has a per share exercise price of $30.375, and a ten year term. The vesting of each such option is subject to acceleration in the event of a Change of Control of AMP (as defined in the 1993 Plan, a "Change of Control"). Of the options awarded in the 1998 Grant, options to purchase an aggregate of 252,000 shares of Common Stock were granted to AMP's executive officers. Messrs. Ripp and Gurski and Dr. Gromer received grants of 41,100, 27,200 and 17,400 options, respectively. Neither Mr. Hudson nor Mr. Marley received a 1998 Grant.

      In addition to these options, certain of AMP's executive officers received a contemporaneous grant of Performance Restricted Shares under the 1993 Plan. An aggregate of 140,900 Performance Restricted Shares were granted to executive officers of AMP. These shares are subject to a three year performance cycle (ending December 31, 2000) and will vest if AMP achieves certain return on equity and average annual earnings growth targets or if there is a change of control during the performance cycle. Messrs. Ripp and Gurski and Dr. Gromer received grants of 27,900, 18,500 and 11,900 Performance Restricted Shares, respectively. Neither Mr. Hudson nor Mr. Marley received such a grant of Performance Restricted Shares.


      Management Succession

      Effective as of August 20, 1998, the Board, upon the recommendation of a Board committee regarding CEO succession, elected Mr. Robert Ripp to the Board as its Chairman and to the position of Chief Executive Officer of AMP; elected Mr. Herbert Cole to the position of Senior Vice President-Operations of AMP; and elected Dr. Juergen Gromer as Senior Vice President-Global Industry Businesses of AMP. Messrs. Hudson and Marley retired from their current positions with AMP as of such date and Mr. Marley resigned from his position on the Board. Mr. Hudson has been appointed as Vice Chairman through AMP's 1999 Annual Meeting of Shareholders, after which he will remain employed as AMP's Former President and Chief Executive Officer through his normal retirement date of June 1, 1999, whereupon he shall have the title of Retired President and Chief Executive Officer through the end of his Chairmanship of the National Association of Manufacturers in the Fall of 1999. Mr. Marley will remain employed by AMP until his normal retirement date of August 1, 2000.

      In connection with the assumption of his new positions with AMP, Mr. Ripp's salary was increased to an annual rate of $600,000 and he was granted (i) options under the 1993 Plan to purchase 60,000 shares of Common Stock at an exercise price equal to $44.85 per share, which option will vest 100% after three years, and (ii) a restricted stock award of 25,000 shares of Common Stock, vesting on August 1, 2006 (Mr. Ripp's normal retirement date) or at his earlier death, disability or mutually agreed upon termination of employment. The Compensation Committee also authorized an amendment to Mr. Ripp's Executive Severance Agreement to provide for an increase in the severance multiplier from 2 to 3.

      Mr. Cole has previously elected to participate in AMP's Voluntary Early Retirement Program (as more fully described below, the "VERP"). Pursuant to the terms of the VERP, AMP has elected to require Mr. Cole to remain in the service of AMP until the earlier of (a) January 1, 2001 and
(b) the date of any involuntary termination of employment, in order to receive benefits under the VERP. Mr. Cole will continue to remain eligible for certain benefits under his Executive Severance Agreement, according to the terms of such agreement, as modified by his election to participate in the VERP.

      Each of Messrs. Hudson and Marley will continue to be paid salary at the current annual rate and will continue to receive existing employee benefits. Mr. Hudson will also be entitled to receive office space (separate from the executive management area) and support staff services through the end of his Chairmanship of the National Association of Manufacturers in the Fall of 1999. Further, AMP and each of Messrs. Hudson and Marley have agreed that each executive's Executive Severance Agreement will remain in effect until the executive's retirement date. Each executive has agreed not to claim "Good Reason" (as defined in his agreement) to terminate his employment with AMP prior to the occurrence of a Change of Control (as defined in his agreement). AMP has agreed that if a Change of Control occurs prior to the executive's retirement date, such executive can terminate his employment with AMP between the Change of Control date and his retirement date and such termination will be treated as a "Good Reason" termination pursuant to the terms of his agreement.


      Voluntary Early Retirement Program

      Employees of AMP (other than Messrs. Hudson and Marley) who will be 55 years of age and who will have 10 years' service with AMP as of October 1, 1998 were given the opportunity until August 15, 1998 to elect early retirement under the VERP. Participants in the VERP receive, among other things, the following benefits: (i) credit for an additional 3 years of service for purposes of AMP's pension plans; (ii) calculation of retirement benefits using the employee's final year's pay rate (and, under supplemental retirement plans, the employee's final bonus); (iii) immediate commencement of retirement benefits without actuarial reduction for early retirement and (iv) the right to elect to take the value of their entire pension benefit, or the value of the benefit which is attributable to the VERP enhancements, in a lump sum cash payment. In addition, an employee participating in the VERP will be entitled to continued medical benefits until his or her 65th birthday as if he or she remained an active employee. Most participants in the VERP will be required to retire as of October 1, 1998, but certain otherwise eligible employees (which may include participants who are executive officers of AMP) will be required to remain employed by AMP for a longer period of time in order to qualify for VERP benefits. As noted above, AMP has required Mr. Cole to remain in employment until the earlier of January 1, 2001 or an involuntary termination of employment in order to qualify for VERP benefits.

      Of the five executive officers of AMP who were eligible to participate in the VERP, 3 elected to participate (the "Electing Executives"). The Executive Severance Agreements to which each of the Electing Executives is a party will continue in effect in accordance with their respective terms, except that the Electing Executive will no longer be entitled to any termination-related benefits should a Change of Control occur during the term of the agreement. As a result of his election to participate in the VERP, at the time of his retirement, an Electing Executive will forfeit the award of Performance Restricted Shares made within the preceding 12 months. Any remaining Performance Restricted Shares granted to any Electing Executive will remain outstanding in accordance with their terms and subject to the applicable Executive Severance Agreement. All options held by any Electing Executive will, following retirement, remain outstanding for the entire term of such options and will vest as set forth in the applicable option agreement, subject to the terms of the applicable option plan and Executive Severance Agreement. Electing Executives currently hold options to acquire an aggregate of 222,700 shares of Common Stock.


      Rabbi Trust

      AMP has previously established the Supplemental Benefit Trust Agreement (the "Rabbi Trust") for the purpose of funding the Executive Severance Agreements, and AMP's SERPs (the Pension Restoration Plan and the Supplemental Executive Pension Plan), Deferred Compensation Plan, Split-Dollar Life Insurance Agreements, Deferred Stock Accumulation Plan for Outside Directors (a directors phantom stock plan), the Retirement Plan for Outside Directors, and the Deferred Compensation Plan for Non-Employee Directors. The Rabbi Trust must be funded upon the occurrence of a Change of Control and may be funded at an earlier time, except that the Executive Severance Agreements entered into between AMP and its executive officers require AMP to contribute to the Rabbi Trust, within 30 days following the occurrence of a Pending Change of Control (as defined in such agreements), assets sufficient to provide for payment of all amounts under such agreements. The announcement by AlliedSignal of its intention to make the AlliedSignal Offer constituted a Pending Change of Control for these purposes. Accordingly, AMP intends to contribute to the Rabbi Trust, as required by the terms of the Executive Severance Agreements, an irrevocable letter of credit in the amount of at least $78,000,000, the minimum amount required for the purposes of funding the benefits under such agreements.


      Employee Severance Plan

      On August 20, 1998, the Compensation Committee approved an Employee Severance Plan (the "Severance Plan") covering most AMP employees, who for purposes of the Severance Plan are classified into four different tiers, as described below (hereinafter Tier I, Tier II, Tier III and Tier IV employees). Tier I is comprised of approximately 50 divisional officers and management designated corporate staff directors; Tier II is comprised of approximately 350 director level and manager level executives who have been granted options to purchase Common Stock; Tier III is comprised of approximately 1,000 employees (other than members of Tier I and Tier II) who are in AMP's salary band M; and Tier IV is comprised of all other exempt employees, numbering approximately 4,300. The following employees are excluded from participation in the Severance Plan: (1) executives who are parties to Executive Severance Agreements; (2) employees who are covered by a collective bargaining agreement; and (3) employees who have elected to participate in the VERP or who, prior to the occurrence of a Change of Control, receive notice pursuant to any other reduction in force program of AMP.

      Benefits are generally paid to Severance Plan participants upon any involuntary termination of employment with AMP (other than for cause) within two years following a Change of Control. The Severance Plan also provides benefits for Tier I and II employees upon voluntary terminations of employment for "Good Reason" (as defined below) within two years following such Change of Control. Good Reason is defined as a reduction in salary (other than across-the-board salary reductions generally applicable to all employees of both AMP and the entity effecting the Change of Control) or a workplace relocation of more than 50 miles.

      Upon a qualifying termination of employment, benefits are paid to participants as follows: Tier I employees are paid two week's compensation per year of service with a 6 month minimum and a one year maximum; Tier II employees are paid two week's compensation per year of service with a 3 month minimum and a one year maximum; Tier III employees are paid two week's compensation per year of service with a two month minimum and a 9 month maximum; and Tier IV employees are paid one week's compensation per year of service with a one month minimum and a 9 month maximum. Severance is paid in a lump sum. For purposes of the Severance Plan, "compensation" means (1) a participant's weekly rate of salary plus (2) 1/52 of such participant's target bonus for the year of termination or the year of the Change of Control, whichever is higher.

      Benefits under the Severance Plan also include health care coverage continuation during the severance periods described above and outplacement assistance for Tiers I, II and III. Severance payments are subject to offset for similar benefits received (e.g., severance benefits payable pursuant to foreign law) and are reduced to the extent required to ensure that participants do not receive "excess parachute payments" from AMP.

      AMP may generally amend or terminate the Severance Plan; however, no termination or adverse amendment may be effected during the existence of a Pending Change of Control (as defined in the Severance Plan), or for six months thereafter, or for two years following a Change of Control.


      Retention Bonus Program

      On August 20, 1998 the Compensation Committee authorized AMP's management to pay retention bonuses to certain key employees (other than employees who are parties to Executive Severance Agreements), provided such employees remain in AMP's employment for a designated retention period. Retention bonuses shall be for a minimum of three month's salary and a maximum of twelve month's salary and shall be subject to the approval of Messrs. Ripp, Cole or Urkiel or Dr. Gromer.


      AMP Pension

      AMP maintains the AMP Incorporated Pension Plan (the "Pension Plan"), a tax-qualified defined benefit plan. Upon the occurrence of a Change of Control (as defined in the Pension Plan), certain enhanced benefits are provided to plan participants. On August 20, 1998, the Board, upon the recommendation of the Compensation Committee, authorized an amendment to the Pension Plan to conform the Change of Control definition in the Pension Plan to that used in AMP's other benefit and compensation plans.


                              DISSENTERS' RIGHTS

      Shareholders of AMP are not entitled to dissenters' rights in connection with the AlliedSignal Consent Proposals.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 1997 there were: (a) no transactions between the Company and management, the Directors (or related third parties; (b) no business relationship between the Company and a Director; and (c) no indebtedness to the Company by management, the Directors or related third parties or entities, that must be disclosed.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors, and persons owning more than ten percent of a registered class of the Company's equity securities file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. The SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to the Company by the officers, directors and greater than ten percent shareholders.


      Based solely on a review of the copies of such forms and amendments thereto received by the Company, or written representations from the Company's officers and directors that no Forms 5 were required to be filed, the Company believes that during 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were met with the exception of Richard P. Clark, for whom inadvertently 153 shares of Common Stock held by one son rather than two sons were reported in a Form 3 as beneficially owned, and Juergen W. Gromer, for whom an exercise of stock options was incorrectly reported as a "same day sale" rather than a "cashless for stock" exercise whereby his holdings were increased by a net of 4,299 shares of Common Stock. Late or amended filings were made promptly upon discovery of the oversight.



                            PRINCIPAL SHAREHOLDERS


      As of August 20, 1998, no person was known to management to own beneficially more than 5% of the outstanding shares of Common Stock of the Company.



                          SOLICITATION OF REVOCATIONS

      The cost of the solicitation of revocations of consent will be borne by AMP. AMP estimates that the total expenditures in connection with such solicitation (including the fees and expenses of AMP's attorneys, public relations advisers and solicitors, and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees), will be approximately $______, of which $______ has been spent to date. Directors, officers and other AMP employees may, without additional compensation, solicit revocations by mail, in person, by telecommunication or by other electronic means.

      AMP has retained Innisfree, at an estimated fee of $250,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations, as well as to assist AMP with its communications with its shareholders with respect to, and to provide other services to AMP in connection with, AMP's opposition to the AlliedSignal Consent Solicitation. Approximately 50 persons will be utilized by Innisfree in its efforts. AMP will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding AMP's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. AMP has agreed to indemnify Innisfree against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.


                       PARTICIPANTS IN THE SOLICITATION

      Under applicable regulations of the SEC, each member of the Board, certain executive officers of AMP, certain other members of management of AMP and certain other persons may be deemed to be a "participant" in AMP's solicitation of revocations of consent. The principal occupations and business addresses of each participant are set forth in Schedule A. Information about the present ownership by directors and the named executive officers of AMP of AMP's securities is provided in this Consent Revocation Statement and the present ownership of AMP's securities by other participants is listed on Schedule A.

                             SHAREHOLDER PROPOSALS

      In order to be considered for inclusion in AMP's proxy materials for the 1999 Annual Meeting, shareholder proposals must be received by AMP at its headquarters office not later than November 16, 1998 and must have satisfied the conditions established by the SEC under Rule 14a-8 for shareholder proposals to be included in AMP's proxy materials for that meeting. In order for a shareholder proposal made outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by AMP at its headquarters office not later than January 29, 1999.


                         FORWARD - LOOKING STATEMENTS

      This Consent Revocation Statement contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Such statements should be considered as subject to risks and uncertainties that exist in AMP's operations and business environment and could render actual outcomes and results materially different than predicted. For a description of some of the factors or uncertainties which could cause actual results to differ, reference is made to the section entitled "Cautionary Statements for Purposes of the 'Safe Harbor'" in AMP's Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which was also filed as Exhibit 19 to AMP's Schedule 14D-9 filed with the SEC. In addition, the realization of the benefits anticipated from the strategic initiatives will be dependent, in part, on management's ability to execute its business plans and to motivate properly the AMP employees, whose attention has been distracted by the AlliedSignal Offer and whose numbers will have been reduced as a result of these initiatives.




                                                             AMP INCORPORATED


___________ ___, 1998


                                   IMPORTANT
1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Consent Revocation Card to Innisfree in the postage-paid envelope provided.
2. If you have previously signed and returned a blue consent card to AlliedSignal, you have every right to change your vote. Only your latest dated card will count. You may revoke any blue consent card already sent to AlliedSignal by signing, dating and mailing the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided.
3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Consent Revocation Card to be issued representing your shares.

4. After signing the enclosed WHITE Consent Revocation Card, do not sign or return the blue consent card. Do not even use AlliedSignal's blue consent card to indicate your opposition to the AlliedSignal Consent Proposals.

         If you have any questions about giving your revocation of consent or require assistance, please call:

                           INNISFREE M&A INCORPORATED
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                         CALL TOLL FREE: (888) 750-5834
                  BANKS & BROKERS CALL COLLECT: (212) 750-5833


                                                                     SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF AMP AND CERTAIN EMPLOYEES OF AMP AND OTHER PARTICIPANTS WHO MAY ALSO SOLICIT REVOCATIONS OF CONSENTS

      The following table sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and certain executive officers of AMP and certain employees and other representatives of AMP who may also solicit revocations of consents from shareholders of AMP. Unless otherwise indicated, the principal occupation refers to such person's position with AMP and the business address is AMP Incorporated, P. O. Box 3608, Harrisburg, Pennsylvania 17105.

DIRECTORS


      The principal occupations of the Company's directors who are deemed participants in the solicitation are set forth on pages __ and __ of this Consent Revocation Statement. The principal business address of Messrs. Hudson, Ripp and McInnes is that of the Company. The name, business and address of the other director - participants' organization of employment are as follows:


                  Name                                  Address
                  ----                                  -------
Ralph D. DeNunzio                        Harbor Point Associates, Inc.
                                         Suite 2602
                                         375 Park Avenue
                                         New York, NY 10152

Barbara Hackman Franklin                 Barbara Franklin Enterprises
                                         2600 Virginia Avenue NW, Suite 506
                                         Washington, DC  20037

Joseph M. Hixon III                      Hixon Investments
                                         4400 Marsh Landing Boulevard, Suite 7
                                         Ponte Vedra Beach, FL  32082-1287

Joseph M. Magliochetti                   Dana Corporation
                                         4500 Dorr Street
                                         Toledo, OH 43615

Jerome J. Meyer                          Tektronix, Inc.
                                         26600 SW Parkway
                                         Wilsonville, OR 97070-1000

John C. Morley                           Evergreen Ventures, Ltd.
                                         30195 Chagrin Boulevard, Suite 210N
                                         Pepper Pike, OH  44124

Paul G. Schloemer                        Parker Hannifin Corporation
                                         18321 Jamboree Road
                                         P.O. Box C 19510
                                         Irvine, CA  92612

Takeo Shiina                             IBM Japan, Ltd.
                                         2-12 Roppongi 3-chome
                                         Minato-tu, Tokyo  106-8711
                                         Japan

EXECUTIVE OFFICERS AND MANAGEMENT

      The principal occupation of the Company's executive officers and certain other members of management who are deemed participants in the solicitation are set forth below. Except as otherwise specified below, the principal business address of each of such persons is that of the Company.




               Name                            Principal Occupation
               ----                            --------------------
Robert Ripp                              Chairman of the Board and Chief
                                         Executive Officer

William S. Urkiel                        Corporate Vice President and Chief
                                         Financial Officer

Richard P. Clark                         Divisional Vice President, Global
                                         Wireless Products Group

Herbert M. Cole                          Senior Vice President for Operations

Thomas J. DiClemente                     Corporate Vice President and
                                         President, Europe,
                                         Middle East, Africa

Rudolf Gassner                           Corporate Vice President and
                                         President, Global Personal
                                         Computer Division

Charles W. Goonrey                       Corporate Vice President and General
                                         Legal Counsel

Juergen W. Gromer                        Senior Vice President, Global Industry
AMP Deutschland                          Businesses
Ampere Str. 7-1
63225 Langen   1
Germany

John E. Gurski                           Corporate Vice President and
                                         President, Global Value-
                                         Added Operations and President,
                                         Global Operating Division

David F. Henschel                        Corporate Secretary

William J. Hudson, Jr.                   Vice Chairman

John H. Kegel                            Corporate Vice President, Asia/Pacific
c/o Asia Pacific Operations Office,
KSP C-7F No. 725
3-2-1 Sakado, Takatsu-Ku
Kawasaki, Japan

Mark E. Lang                             Corporate Controller

Philippe Lemaitre                        Corporate Vice President and Chief
                                         Technology Officer

James E. Marley                          Former Chairman

Joseph C. Overbaugh                      Corporate Treasurer

Nazario Proietto                         Corporate Vice President and
                                         President, Global
                                         Consumer, Industrial and Power
                                         Technology Division

Douglas Wilburne                         Director, Investor Relations

Mary Rakoczy                             Manager, Shareholder Services

Richard Skaare                           Director, Corporate Communications


CREDIT SUISSE FIRST BOSTON


      Certain employees of Credit Suisse First Boston Corporation ("CSFB") may also assist in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with limited number of institutions, brokers, or other persons who are shareholders of AMP. CSFB will not receive any separate fee for its solicitation activities. Credit Suisse First Boston is an investment banking firm that provides a full range of financial services for institutional and individual clients. Although CSFB does not admit that it or any of its directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such Schedule 14A requires the disclosure of certain information concerning CSFB, CSFB may assist AMP in such a solicitation. CSFB engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, CSFB may trade securities of AMP for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As of August 19, 1998, CSFB held a net long position of 124, 466 shares of AMP Common Stock. Additionally, in the normal course of its business, CSFB may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. Information with respect to the employees of CSFB who may be deemed "participants" is set forth below. None of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving the Common Stock during the past two years. The principal business address of each of the persons listed below is Eleven Madison Avenue, New York, New York 10010, except that Mr. Koch's principal business is Credit Suisse First Boston, AT&T Corporate Center, 227 West Monroe Street, Chicago, IL 60606.



       Name                                 Principal Occupation
       ----                                 --------------------
Alan H. Howard                           Managing Director, Investment Banking

Steven Koch                              Co-Head of M&A Group and Managing
                                         Director

D. Scott Lindsay                         Co-Head of M&A Group and Managing
                                         Director


Lawrence Hamdan                          Director, M&A Group


      AMP has retained CSFB to act as its lead financial advisor with respect to the AlliedSignal Offer pursuant to a letter agreement, dated August 5, 1998 (the "CSFB Engagement Letter"), between CSFB and AMP. The CSFB Engagement Letter provides for the payment to CSFB of an initial advisory fee of $2,500,000, payable upon execution of the CSFB Engagement Letter (the "Initial Advisory Fee"), plus a fee of $5,000,000, payable every 90 calendar days (not to exceed $20,000,000 in the aggregate), provided that AlliedSignal does not acquire more than 50% of the outstanding voting securities of AMP during such 90 day period, with the first payment payable 90 days after the date of the CSFB Engagement Letter (the "Quarterly Advisory Fees"). In addition, if during the term of the CSFB Engagement Letter or within two years after termination of the CSFB Engagement Letter by AMP, AMP or substantially all of its assets are acquired by AlliedSignal or any third party or AMP enters into an agreement providing for such an acquisition, a transaction fee equal to 0.3% of the Aggregate Consideration (as defined below) involved in the sale (the "Transaction Fee") shall be payable to CSFB. If during the term of the CSFB Engagement Letter or within two years after termination of the CSFB Engagement Letter by AMP, in response to the AlliedSignal Offer another transaction is consummated, a customary transaction fee shall be payable to CSFB as determined by mutual agreement between CSFB and AMP (the "Alternate Transaction Fee") based on the Aggregate Consideration of the transaction. The CSFB Engagement Letter also provides for the payment to CSFB of a fee of $2,500,000 upon CSFB rendering, whether in oral or written form, an opinion as to the adequacy from a financial point of view of the consideration offered in the AlliedSignal Offer (the "Opinion Fee"). The Initial Advisory Fee and the Opinion Fee will be credited (to the extent paid) against any fees payable pursuant to the Quarterly Advisory Fees; the Initial Advisory Fee, the Opinion Fee and the Quarterly Advisory Fees will be credited (to the extent paid) against any fees payable pursuant to the Transaction Fee; and the Initial Advisory Fee will be credited (to the extent paid) against any fees payable pursuant to the Alternate Transaction Fee. All fees and expenses payable to CSFB pursuant to the CSFB Engagement Letter shall be net of any applicable withholding and similar taxes. "Aggregate Consideration" is defined in the CSFB Engagement Letter to mean the total fair market value (on the date of payment) of all consideration (including cash, securities, property, all debt remaining on AMP's financial statements and other indebtedness and obligations assumed and any other form of consideration) received or receivable, directly or indirectly, by AMP or its shareholders in connection with the sale.

      In addition to the fees described above, AMP has agreed to reimburse CSFB for CSFB's out-of-pocket expenses, including fees and expenses of CSFB's legal counsel, if any, and any other advisor retained by CSFB (which, except in the case of legal counsel, shall only be retained with the prior approval of AMP), resulting from or arising out of the CSFB Engagement Letter. AMP has also agreed to indemnify CSFB and its affiliates against certain liabilities incurred in connection with its performance under the CSFB Engagement Letter.

      In addition to the services to be provided by CSFB pursuant to the CSFB Engagement Letter, AMP has agreed to (i) offer CSFB the role of lead arranger or principal counterparty, as applicable, in connection with any external financing, foreign exchange or derivatives transaction undertaken by AMP in connection with services provided by CSFB pursuant to the CSFB Engagement Letter; (ii) offer CSFB the role of lead managing underwriter or exclusive placement agent, as the case may be, in connection with an offering of securities to the public or a private placement of securities during the term of the CSFB Engagement Letter; and (iii) continue to retain CSFB as its share repurchase agent. The fees and terms applicable to the performance of any such additional services by CSFB shall be set forth in separate letter agreements containing terms and provisions mutually agreed upon by CSFB and AMP.

      CSFB has provided certain investment banking services to AMP from time to time for which CSFB has received customary compensation.



INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

      None of the participants owns any of the Company's securities of record but not beneficially. The number of shares of Common Stock held by directors and the named executive officers is set forth on pages __ and __ of this Consent Revocation Statement. The number of shares of Common Stock held by the other participants is set forth below:



      Name                                          Share Ownership
      ----                                          ---------------
William S. Urkiel                                        22,987
Richard P. Clark                                         34,135
Herbert M. Cole                                          87,891
Thomas J. DiClemente                                     32,924
Rudolf Gassner                                           53,117
Charles W. Goonrey                                       16,817
David F. Henschel                                         5,133
John H. Kegel                                            36,649
Mark E. Lang                                              3,841
Philippe Lemaitre                                        16,406
James E. Marley                                          315,100
Joseph C. Overbaugh                                      24,024
Nazario Proietto                                         42,197
Douglas Wilburne                                           111
Mary Rakoczy                                               110
Richard Skaare                                             426


INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS


      The following table sets forth purchases and sales of AMP's equity securities by the participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.


                                 NUMBER OF
                                 SHARES OF
                                COMMON STOCK
                                 PURCHASED
              NAME                (OR SOLD)      FOOTNOTE          DATE
-------------------------------- -----------   -------------      ------
DIRECTORS
---------
Ralph D. DeNunzio                    2,000           (1)        07/01/96
                                     2,000           (1)        07/01/97
                                     2,000           (1)        07/01/98


Barbara Hackman Franklin             2,000           (1)        07/01/96
                                     2,000           (1)        07/01/97
                                        52          (10)        12/31/97
                                       300           (8)        02/10/98
                                       6.7          (10)        03/02/98
                                        10          (10)        06/01/98
                                     2,000           (1)        07/01/98

Joseph M. Hixon III                  2,000           (1)        07/01/96
                                  (51,133)           (3)        09/30/96
                                     2,000           (1)        07/01/97
                                     (510)           (3)        12/24/97
                                     (490)           (3)        12/30/97
                                   (2,079)           (3)        04/02/98
                                     2,000           (1)        07/01/98

William J. Hudson, Jr.               2,500           (1)        07/23/96
                                    73,100           (1)        07/23/96
                                    46,900          (12)        07/23/96
                                       902           (5)        04/21/97
                                     1,159           (5)        04/21/97
                                   (4,040)           (3)        04/23/97
                                     2,100           (1)        07/22/97
                                    61,800           (1)        07/22/97
                                    39,600          (12)        07/22/97
                                       906           (4)        07/30/97
                                     1,895           (6)        12/31/97
                                     9,956          (13)        01/27/98
                                   (3,398)           (7)        01/27/98
                                  (61,800)           (3)        02/03/98
                                     1,306           (5)        04/21/98
                                     2,039           (5)        04/21/98
                                   (3,406)           (3)        04/22/98


Joseph M. Magliochetti               2,000           (1)        07/24/96
                                     2,000           (1)        07/01/97
                                     2,000           (1)        07/01/98


Harold A. McInnes                  (5,315)          (11)        10/28/96
                                     5,315           (5)        10/28/96
                                   (1,000)           (3)        11/26/96
                                   (6,000)           (9)        04/28/97
                                     (300)           (3)        06/12/97
                                     (382)           (3)        06/17/98

Jerome J. Meyer                      2,000           (1)        07/01/96
                                     1,300           (8)        08/02/96
                                     2,000           (1)        07/01/97
                                     2,000           (1)        07/01/98


John C. Morley                       (300)           (9)        06/12/96
                                     2,000           (1)        07/01/96
                                     2,000           (1)        07/01/97
                                     2,000           (1)        07/01/98

Robert Ripp                          2,500           (1)        07/23/96
                                    23,000           (1)        07/23/96
                                    15,800          (12)        07/23/96
                                     2,100           (1)        07/22/97
                                    23,000           (1)        07/22/97
                                    15,600          (12)        07/22/97
                                     3,624          (13)        01/27/98
                                   (1,800)           (7)        01/27/98
                                     3,200           (1)        07/21/98
                                    37,900           (1)        07/21/98
                                    27,900          (12)        07/21/98
                                    60,000           (1)        08/20/98
                                    25,000          (12)        08/20/98


Paul G. Schloemer                    2,000           (1)        07/01/96
                                       600           (8)        01/28/97
                                     2,000           (1)        07/01/97
                                     2,000           (1)        07/01/98

Takeo Shiina                         2,000           (1)        07/01/96
                                     2,000           (1)        07/01/97
                                      4.60          (10)        12/31/97
                                      0.62          (10)        03/02/98
                                       .73          (10)        06/01/98
                                     2,000           (1)        07/01/98



OFFICERS
--------
Richard P. Clark                     2,500           (1)        07/23/96
                                    14,300           (1)        07/23/96
                                       326           (5)        10/28/96
                                     2,100           (1)        07/22/97
                                     5,500           (1)        07/22/97
                                     4,700          (12)        07/22/97
                                       535           (5)        10/28/97
                                  3,472.92           (6)        12/31/97
                                     3,200           (1)        07/21/98
                                     6,500           (1)        07/21/98
                                     6,600          (12)        07/21/98

Herbert M. Cole                      2,500           (1)        07/23/96
                                    19,800           (1)        07/23/96
                                    13,800          (12)        07/23/96
                                       460           (5)        10/28/96
                                     1,138           (4)        07/16/97
                                     2,100           (1)        07/22/97
                                    19,800           (1)        07/22/97
                                    13,600          (12)        07/22/97
                                       917           (4)        08/06/97
                                       756           (5)        10/28/97
                                     2,770          (13)        01/27/98
                                   (1,183)           (7)        01/27/98
                                     3,200           (1)        07/21/98
                                    25,400           (1)        07/21/98
                                    19,500          (12)        07/21/98

Thomas J. DiClemente                 2,500           (1)        07/23/96
                                    10,900           (1)        07/23/96
                                     2,100           (1)        07/22/97
                                     7,800           (1)        07/22/97
                                     6,100          (12)        07/22/97
                                       182           (6)        12/31/97
                                         6          (10)        12/31/97
                                      3.57          (10)        03/02/98
                                      4.21          (10)        06/01/98
                                     3,200           (1)        07/21/98
                                    10,500           (1)        07/21/98
                                       111           (5)        07/27/98
                                       900           (8)        07/28/98
                                       100           (8)        07/28/98
                                     9,300          (12)        07/21/98

Rudolf Gassner                       2,500           (1)        07/23/96
                                    14,500           (1)        07/23/96
                                     2,100           (1)        07/22/97
                                     7,000           (1)        07/22/97
                                     5,700          (12)        07/22/97
                                     (500)           (9)        08/05/97
                                     1,684          (10)        12/31/97
                                     58.85          (10)        03/02/98
                                   (2,139)           (9)        04/27/98
                                         7           (6)        04/30/98
                                     15.30          (10)        06/01/98
                                     3,200           (1)        07/21/98
                                    10,000           (1)        07/21/98
                                       141           (5)        07/27/98
                                     9,000          (12)        07/21/98


Charles W. Goonrey                   2,500           (1)        07/23/96
                                     8,000           (1)        07/23/96
                                       303           (5)        04/21/97
                                     2,100           (1)        07/22/97
                                     7,200           (1)        07/22/97
                                     1,348           (4)        07/31/97
                                   (7,538)           (3)        07/31/97
                                       439           (5)        04/21/98
                                     (439)           (4)        04/21/98
                                     3,200           (1)        07/21/98
                                     8,900           (1)        07/21/98

Mary Goonrey (wife)                  7,538          (14)        07/31/97
                                   46.4674          (10)        03/02/98
                                       439          (14)        04/21/98
                                   57.9258          (10)        06/01/98


Juergen W. Gromer                   22,400           (1)        07/23/96
                                    15,000           (1)        07/22/97
                                     9,300          (12)        07/22/97
                                     1,103           (5)        07/27/97
                                     1,922           (4)        07/30/97
                                     1,377           (4)        07/30/97
                                    17,400           (1)        07/21/98
                                       212           (5)        07/27/98
                                    11,900          (12)        07/21/98

John E. Gurski                       2,500           (1)        07/23/96
                                    21,300           (1)        07/23/96
                                    14,700          (12)        07/23/96
                                       621           (5)        04/21/97
                                     2,100           (1)        07/22/97
                                    19,100           (1)        07/22/97
                                    13,200          (12)        07/22/97
                                       672           (6)        12/31/97
                                     2,947          (13)        01/27/98
                                   (1,464)           (7)        01/27/98
                                     3,200           (1)        07/21/98
                                    24,000           (1)        07/21/98
                                    18,500          (12)        07/21/98


John E. Gurski Cust.                 .5538          (10)        03/02/98
for Kevin (Son)                      .6530          (10)        06/01/98


David F. Henschel                    2,500           (1)        07/23/96
                                     2,300           (1)        07/23/96
                                       306           (5)        10/28/96
                                     2,100           (1)        07/22/97
                                     2,400           (1)        07/22/97
                                       235           (4)        07/28/97
                                       504           (5)        10/28/97
                                       130          (14)        12/16/97
                                     1,744           (6)        12/31/97
                                       224          (10)        12/31/97
                                     19.26          (10)        03/02/98
                                     22.71          (10)        06/01/98
                                     3,200           (1)        07/21/98
                                     3,700           (1)        07/21/98

John H. Kegel                        2,500           (1)        07/23/96
                                     8,200           (1)        07/23/96
                                       325           (5)        04/21/97
                                     2,100           (1)        07/22/97
                                     8,100           (1)        07/22/97
                                     1,259           (4)        07/24/97
                                       406          (10)        12/31/97
                                     25.85          (10)        03/02/98
                                       471           (5)        04/21/98
                                     33.85          (10)        06/01/98
                                     3,200           (1)        07/21/98
                                     7,300           (1)        07/21/98
                                     7,100          (12)        07/21/98

Mark E. Lang                         2,500           (1)        07/23/96
                                     4,000           (1)        07/23/96
                                         1          (15)        06/17/97
                                       229           (8)        07/01/97
                                     2,100           (1)        07/22/97
                                     4,400           (1)        07/22/97
                                      .006          (10)        03/02/98
                                      .007          (10)        06/01/98
                                     3,200           (1)        07/21/98
                                    10,800           (1)        07/21/98
                                  1,683.03           (6)        07/27/98
                                       300           (8)        07/27/98
                                  172.0436          (10)        08/03/98

Philippe Lemaitre                   17,500           (1)        03/12/97
                                     2,100           (1)        07/22/97
                                     8,100           (1)        07/22/97
                                     6,300          (12)        07/22/97
                                     3,200           (1)        07/21/98
                                    11,400           (1)        07/21/98
                                     9,900          (12)        07/21/98

James E. Marley                      2,500           (1)        07/23/96
                                    58,000           (1)        07/23/96
                                    31,700          (12)        07/23/96
                                       260           (3)        10/15/96
                                       260           (3)        10/16/96
                                       500           (3)        10/28/96
                                     1,536           (5)        10/28/96
                                     2,100           (1)        07/22/97
                                    39,000           (1)        07/22/97
                                    31,700          (12)        07/22/97
                                    10,000           (3)        07/28/97
                                    10,000           (3)        07/28/97
                                     2,520           (5)        10/28/97
                                     1,364           (6)        12/31/97
                                     7,965          (13)        01/27/98
                                   (3,957)           (7)        01/27/98

Judy Marley (Wife)                   .3936          (10)        03/02/98
                                     .4642          (10)        06/01/98


Joseph C. Overbaugh                  2,500           (1)        07/23/96
                                     8,200           (1)        07/23/96
                                       301           (5)        04/21/97
                                     2,100           (1)        07/22/97
                                     7,400           (1)        07/22/97
                                       697           (6)        12/31/97
                                     3,200           (1)        07/21/98
                                     8,800           (1)        07/21/98
                                       508           (6)        07/28/98


Nazario Proietto                     2,500           (1)        07/23/96
                                    11,300           (1)        07/23/96
                                       426           (5)        10/28/96
                                     2,100           (1)        07/22/97
                                     5,000           (1)        07/22/97
                                     4,400          (12)        07/22/97
                                       617           (5)        10/28/97
                                        86           (6)        12/31/97
                                     24.91          (10)        03/02/98
                                     29.37          (10)        06/01/98
                                     3,200           (1)        07/21/98
                                     9,800           (1)        07/21/98
                                     8,800          (12)        07/21/98

William S. Urkiel                    2,500           (1)        07/23/96
                                    16,200           (1)        07/23/96
                                     2,100           (1)        07/22/97
                                    18,500           (1)        07/22/97
                                       561          (10)        12/31/97
                                      64.4          (10)        03/02/98
                                      75.9          (10)        06/01/98
                                     3,200           (1)        07/21/98
                                    15,000           (1)        07/21/98
                                    12,400          (12)        07/21/98


OTHERS
------                                   5          (10)        10/15/96
Mary J. Rakoczy                       8.42          (10)        05/01/97
                                      5.79          (10)        02/17/98
                                     .6276          (10)        03/02/98
                                     .7816          (10)        06/01/98


Richard Skaare                         900           (1)         7/23/96
                                     2,500           (1)         7/23/96
                                      1400           (1)         7/22/97
                                      2100           (1)         7/22/97
                                     1,900           (1)         7/21/98
                                     3,200           (1)         7/21/98
                                     425.8           (6)         7/31/98

Douglas Wilburne                     8,100           (1)        11/02/96
                                         1          (15)        06/01/97
                                     .0061          (10)        03/02/98
                                     .0071          (10)        06/01/98
                                     4,000           (1)        07/21/98
                                     3,100           (1)        07/22/97
                                       110           (8)        10/29/97
                                       179           (6)        07/31/98


John Dean Wilburne (Son)              1.16          (10)        02/17/98
                                      1.21          (10)        03/16/98
                                       .02          (10)        06/01/98

Douglas James Wilburne (Son)          1.16          (10)        02/17/98
                                      1.21          (10)        03/16/98
                                       .02          (10)        06/01/98


FOOTNOTES:
---------
(1)   Stock option award.
(2)   Acquisition pursuant to the exercise of stock options.
(3)   Disposition pursuant to a bona fide gift.
(4)   Cashless exercise of stock options.
(5)   Conversion of derivative security.
(6)   The securities were purchased through a 401(k) plan.
(7) Shares withheld for tax purposes in connection with the vesting of restricted stock.
(8)   Open market purchase.
(9)   Open market sale.
(10)  Shares purchased through the Dividend Reinvestment Plan.
(11)  Shares sold back to AMP.
(12)  Award of performance restricted shares.
(13)  Acquisition of vested performance shares.
(14)  Acquired pursuant to a bona fide gift.
(15)  Company award.


MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

      Except as described in this Schedule A or in the Consent Revocation Statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer and director. Furthermore, except as described in this Schedule A or in the Consent Revocation Statement, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 1997, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

      Except for the employment agreements described in the Consent Revocation Statement, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Schedule A or in the Consent Revocation Statement, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to the Company's securities.


                                                                       ANNEX  1


                   FORM OF ALLIEDSIGNAL PROPOSED AMENDMENTS
                            TO THE COMPANY BY-LAWS



      1.  AlliedSignal Proposed Amendment to Section 2.2 of Article II

      Section 2.2 of Article II of the Company's By-laws is amended, in its entirety, to read as follows:

            'The number of directors of the Corporation shall be twenty-eight. This Section 2.2 may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

      2.  AlliedSignal Proposed Amendment to Section 2.4 of Article II

            Section 2.4 of Article II of the Company's By-laws is amended by replacing the first sentence thereof with the following:

            'Vacancies in the Board, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board, or by the sole remaining director, provided, however, that any vacancies in the Board created by an amendment by shareholders of these By-laws shall be filled only by the affirmative vote of holders of a majority of the shares entitled to vote thereon. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares entitled to vote thereon.'

      3.  AlliedSignal Proposed Amendment to Section 1.7.2 of Article I

            Section 1.7.2 of Article I is amended by adding the following sentence after the last sentence thereof:

            'Notwithstanding anything contained in any other provision of these By-laws, any shareholder seeking to nominate candidates for election to the Board pursuant to the shareholder action by written consent need not comply with any advance notification provisions contained in these By-laws, including, without limitation, Section 1.5.3 hereof. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares entitled to vote thereon.'



                                                                       ANNEX 2


[LOGO]                         CREDIT SUISSE FIRST BOSTON CORPORATION

                               Eleven Madison Avenue    Telephone 212 325 2000
                               New York, NY 10010-3629



August 20, 1998

Board of Directors
AMP Incorporated
470 Friendship Road
Harrisburg, PA  17111

Members of the Board:

On August 10, 1998, PMA Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of AlliedSignal Inc. ("Parent"), commenced a tender offer for all outstanding shares of common stock, no par value (the "Shares"), of AMP Incorporated ("AMP"), including the associated common stock purchase rights, for $44.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 10, 1998, and the related letter of transmittal (which together constitute the "AlliedSignal Offer").

You have asked us to advise you with respect to the adequacy of the AlliedSignal Offer to the holder of Shares (other than Parent and its affiliates), from a financial point of view.

In arriving at our opinion, we have reviewed and considered the AlliedSignal Offer and the related Tender Offer Statement on Schedule 14D-1 filed by Parent and the Purchaser with the Securities and Exchange Commission (the "Commission") and the Solicitation/Recommendation Statement on Schedule 14D-9 which we understand may be filed by AMP with the Commission. We have also reviewed certain publicly available business and financial information relating to AMP and certain other information, including financial forecasts, provided to us by AMP, and have met with the management of AMP to discuss the business and prospects of AMP.

We have also considered certain financial and stock market data relating to AMP, and we have compared such data with similar data for other publicly held companies in businesses similar to AMP. In addition, we have considered the financial terms of certain other transactions which have recently been effected. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information, including the information in the AlliedSignal Offer, and we have relied on all such information being complete and accurate in all material respects. With respect to the financial forecasts, including operating cost savings projected to be realized through AMP's various cost reduction plans, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of AMP's management as to the future financial performance of AMP. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AMP, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.


[LOGO]
                                     CREDIT SUISSE FIRST BOSTON CORPORATION



We are acting as financial advisor to AMP in connection with the AlliedSignal Offer and will receive a fee from AMP for our services. We will also receive a fee for rendering this opinion.

We have also in the past performed financial advisory services for AMP and have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both AMP and Parent for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the AlliedSignal Offer, does not constitute a recommendation to any shareholder as to whether or not such shareholder should tender Shares pursuant to the AlliedSignal Offer or vote in favor of any proposal presented to shareholders in connection therewith, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, provided that this letter may be included in its entirety in, and referred to in, the Schedule 14D- 9 required to be filed by AMP with the Commission.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the AlliedSignal Offer is inadequate, from a financial point of view, to the holders of Shares (other than Parent and its affiliates).

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                         REVISED PRELIMINARY COPY
               SUBJECT TO COMPLETION, DATED AUGUST 26 1998


                [FORM OF CONSENT REVOCATION CARD -- WHITE]

                             AMP INCORPORATED

           THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF AMP INCORPORATED
                   IN OPPOSITION TO THE SOLICITATION BY
                         ALLIEDSIGNAL CORPORATION

            The undersigned, a holder of shares of Common Stock, without par value (the "Common Stock"), of AMP Incorporated ("AMP"), acting with respect to all of the shares of Common Stock held by the undersigned, hereby revokes any and all consents that the undersigned may have given with respect to each of the following proposals:

            THE BOARD OF DIRECTORS OF AMP UNANIMOUSLY RECOMMENDS THAT YOU "REVOKE CONSENT" ON EACH PROPOSAL SET FORTH BELOW. PLEASE SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD TODAY.

1. Proposal made by AlliedSignal to amend AMP's By-laws to require that AMP's Board of Directors consist of 28 members, more than double its current size (the "Board-Packing Proposal"). (For complete text, see AlliedSignal Proposal 1 in AMP's Consent
      Revocation Statement.)

      [ ] REVOKE CONSENT        [ ] DO NOT REVOKE CONSENT      [ ] ABSTAIN

2. Proposal made by AlliedSignal to amend AMP's By-laws so that AMP's shareholders may fill vacancies in AMP's Board of Directors, including the seventeen vacancies which would be created if AlliedSignal's Board-Packing Proposal is approved. (For complete text, see AlliedSignal Proposal 2 in AMP's Consent Revocation Statement.)

      [ ] REVOKE CONSENT        [ ] DO NOT REVOKE CONSENT      [ ] ABSTAIN

3. Proposal made by AlliedSignal to amend AMP's By-laws to specify that the advance notice provisions of AMP's By-laws are not applicable to nominations of directors for election by written consent of shareholders. (For complete text, see AlliedSignal Proposal 3 in AMP's Consent Revocation Statement.)

      [ ] REVOKE CONSENT        [ ] DO NOT REVOKE CONSENT      [ ] ABSTAIN

4.
      Proposal made by AlliedSignal to elect the following seventeen directors and executive officers of AlliedSignal to fill the seventeen vacancies on AMP's Board of Directors which would be created if AlliedSignal's Board-Packing Proposal is approved: Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Poses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert C. Winters and Henry T. Yang (collectively, the "AlliedSignal Nominees"). (For complete text, see AlliedSignal Proposal 4 in AMP's Consent Revocation Statement.)

      [ ] REVOKE CONSENT        [ ] DO NOT REVOKE CONSENT      [ ] ABSTAIN

INSTRUCTIONS:  TO REVOKE CONSENT, WITHHOLD REVOCATION OF CONSENT OR ABSTAIN
               FROM CONSENTING TO THE ELECTION OF ALL THE ALLIEDSIGNAL NOMINEES, CHECK THE APPROPRIATE BOX. IF YOU WISH TO REVOKE THE CONSENT TO THE ELECTION OF CERTAIN OF SUCH NOMINEES, BUT NOT ALL OF THEM, CHECK THE "REVOKE CONSENT" BOX AND WRITE THE NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH TO REVOKE CONSENT IN THE FOLLOWING SPACE:

               ----------------------------------------------------

5. Proposal made by AlliedSignal to repeal each provision of AMP's By-laws or any amendment(s) to AMP's By-laws adopted subsequent to July 22, 1998 and prior to the effectiveness of the actions sought by AlliedSignal in Proposals 1 through 4 above. (For complete text, see AlliedSignal Proposal 5 in AMP's Consent Revocation Statement.)

      [ ] REVOKE CONSENT        [ ] DO NOT REVOKE CONSENT      [ ] ABSTAIN


            IF NO DIRECTION IS MADE WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, OR IF YOU MARK EITHER THE "REVOKE CONSENT" OR "ABSTAIN" BOX WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, THIS REVOCATION CARD WILL REVOKE ALL PREVIOUSLY EXECUTED CONSENTS WITH RESPECT TO SUCH PROPOSALS.

            Please sign your name below exactly as it appears hereon. If shares are held jointly, each shareholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                    Dated:  __________________, 1998


                                    --------------------------
                                    Signature:
                                    Title:



                                    --------------------------
                                    Signature:  (if held jointly)
                                    Title:


           PLEASE SIGN, DATE AND RETURN THIS CONSENT REVOCATION
                               CARD PROMPTLY